Exhibit 10.24

PURCHASE AND SALE AGREEMENT

BY AND AMONG

BCM/CHI WORTHINGTON OWNER, L.P.

and

BCM/CHI WORTHINGTON TENANT, INC.,

collectively as Seller,

and

DIAMONDROCK HOSPITALITY COMPANY,

as Purchaser

May 3, 2005

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1
1.1	Accounting Firm	1
1.2	Accounting Period	1
1.3	Advances	1
1.4	Agreement	1
1.5	Assets	1
1.6	Audited Financial Statements	2
1.7	Broker	2
1.8	Business Day	2
1.9	Closing	2
1.10	Closing Date	2
1.11	Closing Date Adjustment	2
1.12	Consent Agreements	2
1.13	Contracts	2
1.15	Damage Event	2
1.16	Due Diligence Information	2
1.17	Due Diligence Period	2
1.18	Earnest Money	2
1.19	Environmental Reports	2
1.20	Economic Development Program Agreement	2
1.21	Escrow Agreement	3
1.22	Excluded Assets	3
1.23	FAS	3
1.24	FF&E	3
1.25	FF&E Reserve	3
1.26	Ground Leases	3
1.27	Hazardous Substances	4
1.28	Improvements	5
1.29	Indemnitee	5
1.30	Indemnitor	5
1.31	Intellectual Property	5
1.32	Inventories	5
1.33	Knowledge	5
1.34	Lease	5
1.35	Management Agreement	5
1.36	Manager	5
1.37	Manager Contracts	5
1.38	Manager Permits	5
1.39	New Violations Period	6
1.40	Operating Statement	6
1.41	Operational Taxes	6
1.42	Other Property	6
1.43	Outside Closing Date	6
1.44	Seller	6

1.45	Owner Agreement	6
1.46	Permitted Encumbrances	6
1.47	Permits and Approvals	6
1.48	Person or Persons	6
1.49	Property	6
1.50	Property Information	7
1.51	Purchase Price	7
1.52	Purchaser	7
1.53	Purchaser Indmenitees	7
1.54	Purchaser Knowledge Group	7
1.55	Purchaser’s Agents	7
1.56	Purchaser’s Results	7
1.57	Real Estate Taxes	7
1.58	Real Property	7
1.59	Receivables and Prepaid Items	7
1.60	Related Agreements	7
1.61	Room Block Agreement	7
1.62	Securities Act	7
1.63	Seller Indemnitees	7
1.64	Seller Knowledge Group	7
1.65	Seller’s Affiliates	7
1.66	Seller’s Warranties	7
1.67	Space Leases	7
1.68	Stub Period Must Removes	7
1.69	Stub Period Title Matters	8
1.70	Stub Period Title Objections	8
1.71	Surveys	8
1.72	Tenant	8
1.73	Third-Party Claim	8
1.74	Title Commitment	8
1.75	Title Company	8
1.76	Title Policy	8
1.77	Uniform System of Accounts	8

SECTION 2. PURCHASE-SALE; EARNEST MONEY; DILIGENCE; TITLE AND SURVEY; “AS-IS” CONDITION		8
2.1	Purchase-Sale	8
2.2	Earnest Money	8
2.3	Purchaser’s Diligence Inspections	9
2.4	Title and Survey	13
2.5	“As-Is” Condition	14

SECTION 3. CLOSING		16
3.1	Closing	16

SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE		17
4.1	Purchaser’s Conditions	17

4.2	Failure of Condition	20
4.3	Cooperation	20

SECTION 5. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE		20
5.1	Seller’s Conditions	20
5.2	Cooperation	20

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER		21
6.1	Seller’s Representations	21
6.2	Survival	25
6.3	“As Is” Sale	25
6.4	Waiver of Rights by Purchaser	26
6.5	Breach of Representations	26

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER		28
7.1	Purchaser’s Representations	28
7.2	Survival	28

SECTION 8. COVENANTS OF THE SELLER AND TRANSITION		29
8.1	Compliance with Laws, Etc.	29
8.2	Approval of Agreements	29
8.3	Compliance with Agreements	29
8.4	Alterations; Removal of Property	29
8.5	Cooperation and Transition	30
8.6	No Transfer of Property	30
8.7	Notice of Material Changes or Untrue Representations	30
8.8	Maintenance of Property; Violations	30
8.9	Insurance	31
8.10	[INTENTIONALLY OMITTED]	31
8.11	Permit Remediation	31
8.12	Ground Lessor Matters	31
8.13	Economic Development Program Agreement Matters	31

SECTION 9. APPORTIONMENTS; CLOSING COSTS		32
9.1	Apportionments	32
9.2	Closing Costs	36
9.3	Survival	36

SECTION 10. CASUALTY, CONDEMNATION, LITIGATION AND RISK OF LOSS		36
10.1	Notice to Purchaser	36
10.2	Condemnation or Litigation	36
10.3	Damage Events	37
10.4	Arbitration	38
10.5	Termination by Purchaser	38
10.6	Risk of Loss	39

SECTION 11. DEFAULT		39
11.1	Default by Seller	39
11.2	Default by the Purchaser	39
11.3	Representations and Warranties; No Consequential Damages	40

SECTION 12. MISCELLANEOUS		40
12.1	Agreement to Indemnify	40
12.2	Indemnification Procedure for Third Party Claims	41
12.3	Brokerage Commissions	42
12.4	Notices	42
12.5	Successors and Assigns	43
12.6	Construction	43
12.7	Time Periods	43
12.8	Section and Paragraph Headings	44
12.9	Time	44
12.10	Gender and Number	44
12.11	Attorneys’ Fees and Legal Expenses	44
12.12	Counterparts	44
12.13	Complete Agreement	44
12.14	Partial Invalidity	44
12.15	No Offer	44
12.16	Facsimile Signature	44
12.17	Limitation of Liability	44
12.18	Safe Deposit Boxes	45
12.19	Baggage	46

Schedule A	Contracts
Schedule B	Environmental Assessment Reports
Schedule C	Escrow Agreement
Schedule D	Knowledge Groups
Schedule E-1	Manager Contracts
Schedule E-2	Manager Permits
Schedule F	Property Identification
Schedule G	Legal Description of Real Property
Schedule H	Purchaser’s Title Commitment
Schedule I	Deed
Schedule J-1	Form of Bill of Sale
Schedule J-2	Form of Assignment
Schedule J-3	Form of Tenant Estoppel Certificate
Schedule J-4	Manager’s Estoppel and Consent
Schedule J-5	Ground Lease Estoppels
Schedule K	Personal Property and Equipment
Schedule L	Permits and Approvals
Schedule M	Insurance
Schedule N	Excluded Assets
Schedule O	[INTENTIONALLY OMITTED]
Schedule P	Form of Assignment and Assumption of Ground Lease

Schedule Q	Related Agreements
Schedule R	Auditor’s Representation Letter
Schedule S	Joinder
Schedule T	Litigation
Schedule U	Economic Development Program Agreement
Schedule V	Form of General Manager’s Certificate

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 3rd day of May, 2005, by and among BCM/CHI WORTHINGTON OWNER, L.P., a Delaware limited partnership (“Owner”), BCM/CHI WORTHINGTON TENANT, INC., a Delaware corporation (“Tenant”, and together with Owner, “Seller”), and DIAMONDROCK HOSPITALITY COMPANY, a Maryland corporation (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller is the owner of the Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1); and

WHEREAS, the Purchaser desires to purchase the Property from Seller and Seller is willing to sell the Property to the Purchaser, subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and the Purchaser hereby agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

1.1 “Accounting Firm” shall have the meaning given such term in Section 9.1.

1.2 “Accounting Period” shall have the meaning given to that term under the Management Agreement.

1.3 “Advances” shall mean, with respect to the operation of the Real Property and the business conducted thereon, all advance room deposits or other amounts prepaid by guests or other customers and to be applied against billings on or following the Closing Date.

1.4 “Agreement” shall mean this Purchase and Sale Agreement, together with all schedules attached hereto, as it and they may be amended from time to time as herein provided.

1.5 “Assets” shall mean, collectively, all of the FF&E, the Inventories, the FAS, the Permits and Approvals, the Ground Leases, the Contracts, the Improvements, the Intellectual Property, the FF&E Reserves, the Advances and the Other Property now owned or hereafter (but prior to the Closing Date) acquired by Owner or Tenant in accordance with the terms of this Agreement (including, without limitation, the personal property and equipment set forth on Schedule K annexed hereto and made a part hereof), other than funds deposited into reserves required by the holder of the first mortgage encumbering the Property (other than the FF&E Reserve).

1.6 “Audited Financial Statements” shall have the meaning given such term in Section 2.3.

1.7 “Broker” shall have the meaning given such term in Section 12.4.

1.8 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the state of New York are authorized by law or executive action to close.

1.9 “Closing” shall have the meaning given such term in Section 3.

1.10 “Closing Date” shall have the meaning given such term in Section 3.

1.11 “Closing Date Adjustment” shall have the meaning given such term in Section 9.1.

1.12 “Consent Agreements” means collectively that certain Consent Agreement, City Secretary Contract No. 23286, dated November 10, 1997, by and between City of Fort Worth and the Worthington Operating Company and that certain Consent Agreement, City Secretary Contract No. 10491, dated April 24, 1979 by and between City of Fort Worth and Bass Brothers Development Co., together with all amendments and supplements thereto.

1.13 “Contracts” shall mean all of the equipment leases, vehicle leases, space leases tenant leases, machinery leases, service contracts and other agreements to which Owner or Tenant is a party and which relate to the operation of the Real Property or the business conducted thereon, together with all amendments and supplements thereto, including, without limitation, the Space Leases, Consent Agreements, Economic Development Program Agreement, Room Block & Meeting Space Agreement, Management Agreement and the Owner Agreement, and which are listed on Schedule A.

1.14 [INTENTIONALLY OMITTED]

1.15 “Damage Event” shall have the meaning given such term in Section 10.3.

1.16 “Due Diligence Information” shall have the meaning given such term in Section 2.3.

1.17 “Due Diligence Period” shall have the meaning given such term in Section 2.3.

1.18 “Earnest Money” shall have the meaning given such term in Section 2.2.

1.19 “Environmental Reports” shall mean the environmental assessment reports listed on Schedule B.

1.20 “Economic Development Program Agreement” shall mean that certain Economic Development Program Agreement dated March 10, 2005 and effective as of May 25, 2004, between City of Fort Worth and BCM/CHI Worthington, Inc., a copy of which is attached hereto as Schedule U.

1.21 “Escrow Agreement” shall have the meaning given such term in Section 2.2.

1.22 “Excluded Assets” shall mean, with respect to the Property (i) all property owned by Seller not normally located at the Property and used, but not exclusively, in connection with the operation of the Property, and identified on Schedule N attached hereto, (ii) all items of FAS and Inventories which are stored unopened on the Property and which, as of the Closing Date, are materially in excess of the quantities of such items as are customarily stored for current use in day to day operations, (iii) cash or other funds, whether in petty cash or house banks, on deposit in bank accounts or in transit for deposit (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); (iv) receivables (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); (v) refunds, rebates or other claims, or any interest thereon for periods or events occurring prior to the Closing Date (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); (v) utility and similar deposits (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); (vii) prepaid insurance or other prepaid items (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); (viii) prepaid license and Permit fees (except to the extent they are transferred to Purchaser and Seller receives a credit for any such prepaid item as part of the Closing Date Adjustments); and (ix) the items set forth on Exhibit N hereto. Notwithstanding the foregoing, it is acknowledged and agreed that all working capital relating to the Property as of the Closing Date shall be and remain the property of the Seller and shall not be conveyed to the Purchaser. Purchaser shall be solely responsible for funding the working capital for the Property required by the Management Agreement.

1.23 “FAS” means all “Fixed Asset Supplies” (as defined in the Management Agreement) located at or used in connection with the operation of the Real Property or the business conducted thereon, including without limitation, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or guest rooms.

1.24 “FF&E” means all furniture, fixtures and equipment located at or used in connection with the operation of the Real Property or the business conducted thereon, including, without limitation, furniture, furnishings, fixtures, all fabric, textile and flexible plastic products (not including FAS) which are used in furnishing the hotel, including carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items, furniture and furnishings used in the hotel, including, chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items, signage, audio visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back of the house computer equipment, but shall not include FAS, as more particularly described in the Management Agreement.

1.25 “FF&E Reserve” shall have the meaning given to that term in Section 9.1.

1.26 “Ground Leases” shall mean collectively those certain ground leases relating to the Property, as follows: (1) Lease Agreement dated July 31, 1972 by and among Sol A. Weinstein, et al., as lessor, and Clark Nowlin, trustee, as lessee, for the premises as more particularly described therein, as evidenced by instrument recorded in Volume 5330, Page 555 of the Deed Records of Tarrant County, Texas; (2) Lease Agreement dated July 31, 1972 by and among Louis Wolens, et al., as lessor, and Clark Nowlin, trustee, as lessee, for the premises as more particularly described therein, as evidenced by instrument recorded in Volume 5330, Page 562 of the Deed Records of Tarrant County, Texas; and (3) Lease Agreement dated July 31, 1972 by and among Sol A. Weinstein, et al., as lessor, and Clark Nowlin, as lessee, for the premises as more particularly described therein, as evidenced by instrument recorded in Volume 5330, Page 547 of the Deed Records of Tarrant County, Texas; together with any and all assignments that may have been executed previously with respect to the foregoing.

1.27 “Hazardous Substances” shall mean any substance:

(a) the presence of which requires or may hereafter require notification, investigation or remediation under any federal, state or local statute, regulation, rule, ordinance, order, action or policy; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of any hazardous substance; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or

(d) the presence of which on the Property causes or materially threatens to cause an unlawful nuisance upon the Property or to adjacent properties or poses or materially threatens to pose a hazard to the Property or to the health or safety of persons on or about the Property; or

(e) without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds; or

(f) without limitation, which contains polychlorinated biphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(g) without limitation, which contains or emits radioactive particles, waves or material; or

(h) without limitation, constitutes materials which are now or may hereafter be subject to regulation pursuant to the Material Waste Tracking Act of 1988, or any other governmental laws, rules, regulations or orders.

1.28 “Improvements” shall mean all buildings, fixtures (including lighting, heating, plumbing and ventilating fixtures, and everything attached in any manner to walls, ceilings or floors), parking structures and facilities, walls, fences, landscaping, golf courses, swimming pools, tennis courts and other amenities, if applicable, and other structures and improvements situated on, affixed or appurtenant to the Real Property.

1.29 “Indemnitee” shall have the meaning given such term in Section 12.2.

1.30 “Indemnitor” shall have the meaning given such term in Section 12.2.

1.31 “Intellectual Property” shall mean all proprietary rights of every kind and nature, including copyrights, trademarks, all applications for any of the foregoing, and any license or agreements granting rights related to the foregoing that are owned, licensed or controlled by Owner or Tenant and relate to operation of the Real Property or the business being conducted thereon (including, without limitation, the name of the hotel described on Schedule F attached hereto), to the extent of Seller’s right, title and interest therein.

1.32 “Inventories” means “inventories” as defined in the Uniform System of Accounts, including, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars (excluding, however, any alcoholic beverages that are not legally permitted to be sold as a part of this transaction under applicable laws), located at or used in connection with the operation of the Real Property or the business conducted thereon.

1.33 “Knowledge” when referring to the knowledge of Seller or of the Purchaser shall mean, as the case may be, the actual knowledge of the individuals named on Schedule D as included in Seller Knowledge Group or the Purchaser Knowledge Group.

1.34 “Lease” shall mean that certain lease of the Property between BCM/CHI Worthington, Inc., as landlord, and Tenant, dated as of September 28, 2000, as assigned by BCM/CHI Worthington, Inc. to Seller on December 31, 2002, together with all amendments and supplements thereto.

1.35 “Management Agreement” means that certain Management Agreement dated as of September 28, 2000 by and between Tenant and Manager, together with all amendments and supplements thereto.

1.36 “Manager” shall mean Renaissance Hotel Management Company, LLC, the manager under the Management Agreement.

1.37 “Manager Contracts” means the equipment leases, space leases, vehicle leases, tenant leases, machinery leases, service contracts and other agreements to which Manager is a party and relate to the operation of the Real Property or the business conducted thereon, together with all amendments and supplements thereto, and listed on Schedule E-1.

1.38 “Manager Permits” shall mean operating licenses and permits relating to the operation of the Real Property and the business conducted thereon, including, without limitation, liquor and restaurant licenses held in the name of or on behalf of Manager and listed on Schedule E-2.

1.39 “New Violations Period” shall have the meaning given such term in Section 8.8.

1.40 “Operating Statement” shall mean the Operating Statement for the hotel operated from the Real Property for the period ending March 25, 2005, a copy of which has been provided to Purchaser prior to the date hereof.

1.41 “Operational Taxes” shall have the meaning given such term in Section 9.1.

1.42 “Other Property” shall mean the Assets (to the extent not otherwise included within the definition of Inventories, Ground Leases, Contracts, FAS, FF&E, Improvements, Intellectual Property, FF&E Reserves, Advances or Permits and Approvals, and not included within the definition of Excluded Assets), and all other assets of Owner and Seller of every kind and description, tangible or intangible, pertaining to or used in the operation of the Real Property or the business conducted thereon, including, without limitation books and records of the hotel facility operated at the Property, plans and specifications, keys and passcards, security deposits under space leases and tenant leases, all builder’s or manufacturer’s warranties with respect to the Property which continue in force and Receivables and Prepaid Items.

1.43 “Outside Closing Date” shall have the meaning given such term in Section 3.

1.44 “Owner” shall mean BCM/CHI Worthington Owner, L.P., a Delaware limited partnership.

1.45 “Owner Agreement” shall mean the owner agreement with respect to the Property dated as of September 28, 2000 among Manager, Owner and Tenant.

1.46 “Permitted Encumbrances” shall mean, with respect to the Property, (a) all matters referred to as exceptions in the Title Commitment or shown on the Survey and any updates thereto, other than Stub Period Title Objections (unless Purchaser shall have waived the same as provided herein), (b) liens for taxes, assessments and governmental charges with respect to the Property not yet due and payable; and (c) applicable zoning regulations and ordinances and other governmental laws, ordinances and regulations provided the same do not prohibit or impair in any material respect the use of the Property as a full service hotel as contemplated by this Agreement.

1.47 “Permits and Approvals” shall mean all transferable or assignable permits, certificates of occupancy, operating permits, sign permits, development rights and approvals granted by any public body or by any private party pursuant to any applicable declaration of covenants or like instrument, licenses, warranties and guarantees held by Seller which relate to the operating of the Real Property or the business conducted thereon and listed on Schedule L.

1.48 “Person” or “Persons” means any individual, limited partnership, limited liability company, general partnership, association, joint stock company, joint venture, estate, trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

1.49 “Property” shall mean all of the Assets relating to the hotel facility, and the Real Property more particularly described on Schedule G.

1.50 “Property Information” shall have the meaning given such term in Section 2.3.

1.51 “Purchase Price” shall have the meaning given to such term in Section 2.1.

1.52 “Purchaser” shall mean DiamondRock Hospitality Company, a Maryland corporation, and its permitted successors and assigns.

1.53 “Purchaser Indemnitees” shall have the meaning given such term in Section 12.1.

1.54 “Purchaser Knowledge Group” shall have the meaning given to such term in Section 7.1.

1.55 “Purchaser’s Agents” shall have the meaning given to such term in Section 2.3.

1.56 Purchaser’s Results” shall have the meaning given to such term in Section 2.3.

1.57 “Real Estate Taxes” shall have the meaning given such term in Section 9.1.

1.58 “Real Property” shall mean the land described in Schedule G, together with all easements, rights of way, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect thereto.

1.59 “Receivables and Prepaid Items” shall mean items included within “Accounts Receivable” and “Prepaid Expenses” under the Uniform System of Accounts and which relate to the ownership and operation of the Real Property and the business conducted thereon.

1.60 “Related Agreements” shall mean the documents identified in Schedule Q attached hereto.

1.61 “Room Block & Meeting Space Agreement” means that certain Room Block & Meeting Space Agreement dated March 17, 2005 between The City of Fort Worth, Texas and BCM/CHI Worthington, Inc.

1.62 “Securities Act” shall have the meaning given such term in Section 2.3

1.63 “Seller Indemnitees” shall have the meaning given such term in Section 12.1.

1.64 “Seller Knowledge Group” shall have the meaning given to such term in Section 6.1.

1.65 “Seller’s Affiliates” shall have the meaning given such term in Section 2.5.

1.66 “Seller’s Warranties” shall have the meaning given such term in Section 2.5.

1.67 “Space Leases” shall mean the space leases and tenant leases identified on Schedule A attached hereto.

1.68 “Stub Period Must Removes” shall have the meaning given such term in Section 2.4.

1.69 “Stub Period Title Matters” shall have the meaning given such term in Section 2.4.

1.70 “Stub Period Title Objections” shall have the meaning given such term in Section 2.4.

1.71 “Survey” shall mean the as-built survey of the Real Property prepared for Seller prepared for Seller by The Matthews Company, Inc., dated October, 2004, a copy of which has been delivered to the Purchaser prior to the date hereof.

1.72 “Tenant” shall mean BCM/CHI Worthington Tenant, Inc., a Delaware corporation.

1.73 “Third-Party Claim” shall have the meaning given such term in Section 12.2.

1.74 “Title Commitment” shall mean the commitment for title insurance issued to Purchaser by the Title Company with respect to Real Property, a copy of which is attached hereto as Schedule H.

1.75 “Title Company” shall mean First American Title Insurance Company.

1.76 “Title Policy” shall have the meaning given such term in Section 4.3.

1.77 “Uniform System of Accounts” shall mean A Uniform System of Accounts for Hotels, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, as the same may be further revised from time to time.

SECTION 2. PURCHASE-SALE; EARNEST MONEY; DILIGENCE; TITLE AND SURVEY; “AS-IS” CONDITION.

2.1 Purchase-Sale. In consideration of the mutual covenants herein contained, the Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell to the Purchaser, all of Seller’s right, title and interest in and to the Property for Eighty Two Million Dollars ($82,000,000.00) (the “Purchase Price”), plus or minus prorations and other adjustments hereunder, to be payable in immediately available funds at the Closing (hereinafter defined) as hereinafter provided. To the extent applicable, Purchaser and Seller shall reasonably allocate the Purchase Price among the Real Property, the FF&E and the Assets (exclusive of the FF&E) prior to the expiration of the Due Diligence Period. Allocations made pursuant to this Section shall be used by Purchaser and Seller for all tax and other government reporting purposes. Purchaser expressly acknowledges and agrees that $8,253,000 of the Purchase Price shall be allocable to the FF&E.

2.2 Earnest Money. Purchaser has deposited with the Title Company cash in the sum of One Million Five Hundred Sixty One Thousand Eight Hundred Dollars ($1,561,800.00) (such sum, together with any interest earned thereon, the “Earnest Money”), pursuant to the terms of that certain Downpayment Escrow Agreement dated as of March 21, 2005 by and among Blackacre Capital Management, Purchaser and Title Company (the “Escrow Agreement”), a copy of which is attached hereto as Schedule C. The Earnest Money shall be invested in an interest bearing account, such interest to accrue solely for the benefit of, and to be disbursed at the direction of, the party or parties ultimately entitled to the Earnest Money or portions thereof in accordance with the terms of the Escrow Agreement and this Agreement. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at Closing.

2.3 Purchaser’s Diligence Inspections.

(a) Purchaser shall be afforded a reasonable opportunity and access for the conduct of, and shall, at its option, conduct, thorough inspections of the Real Property and the Improvements (including, without limitation, all roofs, electrical, mechanical and structural elements, and HVAC systems therein) and may perform such due diligence, soil analysis and environmental and other investigations as it deems to be necessary and prudent in preparation for the consummation of the transactions contemplated hereunder on an “as-is” basis without reliance on representations or information provided by Seller, except to the extent specifically provided herein. Purchaser shall be afforded reasonable access to and opportunity to talk with Manager on no less than two Business Days’ prior notice, provided Seller shall be permitted to cause one or more of its representatives to be present at any such meeting.

(b) During the Due Diligence Period, Seller agrees to allow Purchaser, Purchaser’s prospective lenders and Purchaser’s and Purchaser’s prospective lenders’ engineers, architects, employees, agents and representatives (collectively, “Purchaser’s Agents”) reasonable access to the Property and to the records of the Property maintained by Seller at Seller’s offices during normal business hours. Such access shall be solely for the purposes of (i) reviewing the leases, the service contracts and any records relating thereto; (ii) reviewing records relating to revenues and operating expenses; (iii) inspecting the physical condition of the Property and conducting non-intrusive physical or environmental inspections of the Property; and (iv) reviewing at Seller’s offices such other records and information of Seller with respect to the Property in the possession or control of Seller as Purchaser shall reasonably request to review and examine in connection with the inspections and reviews contemplated herein (any such items (i) through (iv) delivered or made available to Purchaser and Purchaser’s Agents by Seller shall collectively be know as the “Property Information”). Purchaser shall not conduct or allow any physically intrusive testing of, on or under the Property without first obtaining Owner’s or Tenant’s consent (which consent shall not be unreasonably withheld or delayed) as to the timing and scope of work to be performed. Seller shall provide Purchaser and Purchaser’s Agents with reasonable access to interview Manager, on no less than two Business Days’ prior notice, provided Seller shall be permitted to cause one or more of its representatives to be present at any such interview, and shall instruct Manager to cooperate fully with Purchaser and Purchaser’s Agents in connection with Purchaser’s and Purchaser’s Agents’ due diligence and in answering any reasonable inquiries of Purchaser and Purchaser’s Agents.

(c) Purchaser agrees that, in making any intrusive or non-intrusive physical or environmental inspections of the Property, Purchaser and all of Purchaser’s Agents entering onto the Property shall carry not less than One Million Dollars ($1,000,000.00) commercial general liability insurance insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Owner and Tenant shall be named as an additional insureds on such commercial general liability policy. Purchaser will use commercially reasonable efforts to obtain and deliver to Seller written evidence of the same prior to commencing any investigations.

(d) Purchaser agrees that in exercising its right of access hereunder, Purchaser will use and will cause Purchaser’s Agents to use their commercially reasonable efforts not to interfere with the activity of tenants, transient guests or any Persons occupying or providing service at the Property. Purchaser shall, at least twenty-four (24) hours prior to inspection, give Seller notice of its intention to conduct any inspections, so that Seller shall have an opportunity to have a representative present during any such inspection, and Seller expressly reserves the right to have such a representative present. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any such inspection. If the transaction contemplated herein does not close through no fault of Seller, upon Seller’s request, Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to provide Seller with a copy of any and all final reports (other than financial feasibility or marketing reports) (or, in the event that final reports are not obtained by Purchaser, a copy of the last draft or preliminary report provided to Purchaser), including such backup documentation as may be available to Purchaser, prepared by Purchaser and/or Purchaser’s Agents to perform activities permitted herein, except to the extent Purchaser, in its reasonable judgment, believes it is legally prohibited from delivering such materials to Seller.

(e) Purchaser shall, at its sole cost and expense, promptly restore any physical damage or alteration of the physical condition of the Property which results from any inspections conducted by or on behalf of Purchaser, which obligation shall survive termination of this Agreement. Purchaser further agrees to reimburse Seller for all damage done to the Property by Purchaser or Purchaser’s Agents. All inspections shall be conducted at Purchaser’s sole cost and expense and in strict accordance with all applicable law. Purchaser hereby agrees to indemnify and hold Seller and Seller’s Affiliates harmless from any and all liability, claims, actions, demands, damages, costs or expenses (including reasonable attorneys’ fees and costs) Seller may suffer arising from the actions of Purchaser or Purchaser’s Agents in inspecting the physical condition of the Property prior to Closing; provided, however, that Purchaser shall not be required to indemnify, hold harmless or defend Seller or Seller’s Affiliates to the extent any such losses arise solely out of any pre-existing condition at the Property. The provisions of this Section 2.3(e) shall survive the Closing and shall not be merged therein.

(f) Prior to the expiration of the Due Diligence Period, Purchaser shall at its sole cost and expense, use commercially reasonable efforts to complete audits of the Property and each of the properties which are the subject of the Related Agreements. At no cost to Seller, Seller shall cooperate in good faith to assist Purchaser in Purchaser’s obtaining (at Purchaser’s sole cost and expense) audited financial statements for the operation of the hotel operated from the Real Property and the hotels that are the subject of the Related Agreements (the “Audited Financial Statements”), which audited financial statements must comply with Rule 3-05 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), prepared by KPMG LLP or another so-called “Big Four” accounting firm. Such cooperation by Seller shall include the execution by Seller of a so-called “auditor’s representation letter,” in the form of Schedule R attached hereto, for the benefit of the preparer of the Audited Financial Statements; provided, however, in no event shall the delivery of such an “auditor’s representation letter” be deemed to subject Seller or any of its Affiliates or their respective partners, members, managers, shareholders, officers, directors, trustees, beneficiaries, employees or agents to any liability under the Securities Act as an “issuer” or “underwriter.”

(g) Purchaser shall have the right to proceed with the purchase contemplated by this Agreement, or to terminate this Agreement as provided in this Section 2.3(g) if, in its sole discretion and for any reason whatsoever, Purchaser deems the Property, or any aspect thereof, to be unsatisfactory. Purchaser may terminate this Agreement by giving Seller written notice of such determination on or prior to 5:00 p.m. (New York time) on May 6, 2005 (the period from the Effective Date to and including May 6, 2005 is hereinafter referred to as the “Due Diligence Period”). If Purchaser fails to so notify Seller of Purchaser’s election to terminate, Purchaser shall be deemed to have waived its right to terminate this Agreement under this Section 2.3(g) and shall remain obligated to consummate the purchase contemplated by this Agreement. Purchaser’s failure to notify Seller of Purchaser’s election to terminate on or before expiration of the Due Diligence Period shall constitute a waiver by Purchaser of its right to terminate by reason of this Section 2.3(g) and the Earnest Money shall be non-refundable, except as otherwise provided herein, but credited to the Purchase Price if this transaction closes. If Purchaser gives Seller written notice on or before the last day of the Due Diligence Period of Purchaser’s election to terminate this Agreement, then this Agreement shall be deemed terminated and, thereafter, upon notice by Purchaser to Title Company, the Earnest Money shall be delivered to Purchaser and neither party shall have any further liability to the other hereunder except for any provisions which are expressly stated to survive the termination hereof.

(h) Provided this Agreement has not terminated in accordance with Section 2.3(g), upon the expiration of the Due Diligence Period, Purchaser shall be deemed to have accepted the Property in its condition as of the end of the Due Diligence Period (subject to Purchaser’s rights pursuant to any conditions to the Closing, representation and warranties, indemnities are similar matter provided for hereunder), and Purchaser shall be deemed to represent to Seller that Purchaser has concluded whatever studies, tests and investigations Purchaser desires relating to the Property, and that Purchaser has waived its right to terminate this Agreement under this Section 2.3. Except to the extent expressly provided herein to the contrary, Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate any alleged deficiency in the Property discovered by Purchaser during the Due Diligence Period and Purchaser shall be deemed to have waived any claim with respect thereto.

(i) Except as specifically provided elsewhere in this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning the Property Information or any engineering or environmental reports or any other materials, data or other information supplied to Purchaser in connection with Purchaser’s inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to consummate the purchase contemplated by this Agreement. In all events, Purchaser hereby covenants and agrees not to disclose to third parties the Property Information or the results of any reports of investigations or tests concerning the Property performed by or at the request of Purchaser (the “Purchaser’s Results”), except to the extent required under applicable law. The Property Information and Purchaser’s Results are hereinafter referred to collectively as the “Due Diligence Documentation.” The foregoing covenant shall survive the termination of this Agreement.

(j) Unless Seller expressly otherwise agrees in writing or as required under applicable laws, Purchaser agrees that the Due Diligence Documentation (exclusive of any matters that are publicly available) is confidential and shall not be disclosed to any other Person except those assisting Purchaser or Purchaser’s prospective lenders with the transaction or employees of the Securities and Exchange Commission in connection with Purchaser’s initial public offering process, and affiliates of Purchaser, and then only upon Purchaser making such Persons aware of the confidentiality restriction and directing such Persons to comply with the confidentiality obligations contained herein. Prior to Closing, Purchaser agrees not to use or allow to be used any such Due Diligence Documentation for any purpose other than to determine whether to proceed with the contemplated purchase. In the event Purchaser becomes legally compelled to disclose all or any part of the Due Diligence Documentation, Purchaser will provide Seller with prompt written notice so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained prior to the time Purchaser is obligated to disclose all or any part of the Due Diligence Documentation, Seller will waive compliance with the provisions of this Agreement to allow Purchaser to comply with such legal obligations.

(k) Purchaser hereby agrees that prior to the Closing Date, Purchaser will not release or cause or permit to be released any press notices, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of Seller. It is understood that the foregoing shall not preclude Purchaser from discussing the substance or any relevant details of the transactions contemplated in this Agreement to the extent such matters are publicly available or with any of its attorneys, accountants, professional consultants, or employees of the Securities and Exchange Commission, analysts, underwriters, lenders or potential investors (and any attorneys, accountants, professional consultants or employees of the same) in connection with Purchaser’s initial public offering, as the case may be, or prevent Purchaser hereto from complying with any applicable laws, including, without limitation, governmental regulatory, disclosure, tax and securities reporting requirements.

(l) Purchaser shall indemnify and hold Seller and Seller’s Affiliates harmless from and against any and all claims, demands, causes of action and actual losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Seller or any of Seller’s Affiliates arising out of or in connection with a breach by Purchaser or Purchaser’s Agents of the provisions of this Section 2.3. In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Agents in order to enforce the provisions of this Section 2.3.

(m) In the event this Agreement is terminated or fails to close for any reason whatsoever, upon Seller’s request, Purchaser and Purchaser’s Agents shall promptly deliver to Seller copies of the Due Diligence Documentation in the possession of Purchaser and Purchaser’s Agents, except with respect to those item that Purchaser, in its reasonable judgment, believes is proprietary information of the Person that prepared such materials or otherwise it is legally prohibited from delivering such materials to Seller.

(n) The provisions of this Section 2.3 shall survive the termination of this Agreement.

2.4 Title and Survey.

(a) Seller has delivered to Purchaser copies of: (1) the Title Commitment; (2) all documents relating to title exceptions referred to in the Title Commitment; and (3) the Survey Purchaser hereby acknowledges that Purchaser has approved all matters set forth in the Title Commitment and Survey, and such matters are deemed Permitted Encumbrances.

(b) As soon as is reasonably practicable (and in any event at least twenty (20) days) prior to Closing, Seller shall cause the Survey to be certified to Purchaser, Purchaser’s lender and the Title Company and updated to reflect a date not earlier than ninety (90) days prior to the Closing Date.

(c) All costs incurred for title searches and preparation of the Title Commitment, and all title premiums for an extended coverage title policy (including all costs of endorsements requested by Purchaser) shall be paid by Seller. Purchaser shall be responsible for and pay all costs and expenses associated with the Survey and any updates thereto.

(d) Before Closing, Seller agrees to cause to be removed, at Seller’s sole cost and expense, any exception for (1) mechanics’ and materialmen’s liens caused by Seller or its agents, (2) liens relating to past due taxes with respect to the Property, (3) liens or other title exceptions resulting solely from acts of Seller or its agents occurring on or after the date of this Agreement or (4) other liens or encumbrances which secure other monetary obligations or (5) any Stub Period Title Matters knowingly or intentionally caused by Seller (collectively, the “Stub Period Must Removes”). If Purchaser becomes aware of any updates to the Title Commitment or Survey disclosed after the expiration of the Due Diligence Period (and not included in the Title Commitment (the “Stub Period Title Matters”) which are not acceptable to Purchaser, Purchaser shall give written notice to Seller that it disapproves such Stub Period Title Matters (the “Stub Period Title Objections”) on or before the sooner to occur of three (3) Business Days after receipt of written notice thereof and the Closing. If Purchaser does not deliver a notice of Stub Period Title Objections, then Purchaser shall be deemed to have approved the applicable Stub Period Title Matters (other than the Stub Period Must Removes). If Purchaser delivers a notice of Stub Period Title Objections, Seller shall have five (5) days after receipt thereof to notify Purchaser that Seller will either (a) attempt to eliminate or cure such Stub Period Title Objections or make arrangements to have such Stub Period Title Objections eliminated, cured or removed from title by bonding or otherwise in a manner reasonably acceptable to Purchaser at or prior to Closing, provided that Seller may extend the Closing for such period as required to effect such cure, but not beyond thirty (30) days, or (b) elect not to cause such Stub Period Title Objections to be removed; provided, however, that Seller shall be obligated to remove, at no cost or expense to Purchaser, the Stub Period Must Removes. If Seller gives Purchaser notice under clause (b) above or fails to respond to Purchaser’s notice of Stub Period Title Objections within said five (5) day period, Purchaser shall have three (3) Business Days in which to notify Seller that Purchaser will either waive such objections and proceed with the purchase and take title to the Property subject to such Stub Period Title Objections with no adjustment to the Purchase Price, other than the cost to cure the Stub Period Title Objections up to a maximum of $500,000 in the aggregate or that Purchaser will terminate this Agreement. If this Agreement is terminated pursuant to the foregoing provisions of this paragraph, neither party will have any further rights or obligations hereunder (except for any obligations which are expressly stated to survive the termination hereof), the Earnest Money shall be returned to Purchaser, and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses, not to exceed $500,000. If Purchaser fails to notify Seller of its election within said three (3) Business Day period, Purchaser shall be deemed to have elected to waive such Stub Period Title Objections. and proceed with the purchase and take title to the Property subject to such Stub Period Title Objections with no adjustment to the Purchase Price, other than the cost to cure the Stub Period Title Objections up to a maximum of $500,000. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of (x) any adjustment to the Purchase Price attributable to the Stub Period Title Objections over (y) the actual costs incurred in connection with the cure of the same.

2.5 “As-Is” Condition.

(a) PURCHASER ACKNOWLEDGES AND AGREES THAT (i) PURCHASER SHALL ACCEPT POSSESSION OF THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR HEREIN); (ii) EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6 AND THE OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN (THE “SELLER’S WARRANTIES”), NONE OF SELLER, ITS COUNSEL, ITS SALES AGENTS, NOR ANY PARTNER, MEMBER, MANAGER, OFFICER, DIRECTOR, TRUSTEE, BENEFICIARY, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, ITS COUNSEL, OR ITS SALES AGENTS, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (ALL OF WHICH PARTIES ARE HEREIN COLLECTIVELY CALLED THE “SELLER’S AFFILIATES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO PURCHASER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE PROPERTY INFORMATION (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF ANY INVESTIGATIONS; AND (iii) PURCHASER HAS CONFIRMED INDEPENDENTLY ALL INFORMATION THAT IT CONSIDERS MATERIAL TO ITS PURCHASE OR THE TRANSACTION. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S WARRANTIES (AS SUCH TERM IS HEREIN DEFINED), PURCHASER IS NOT RELYING ON (AND SELLER AND EACH OF SELLER’S AFFILIATES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY SELLER’S AFFILIATES, AS TO: (1) THE OPERATION OF THE REAL PROPERTY OR THE INCOME POTENTIAL, USES, OR MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE REAL PROPERTY FOR A PARTICULAR PURPOSE; (2) THE PHYSICAL CONDITION OF

THE PROPERTY OR THE CONDITION OR SAFETY OF THE REAL PROPERTY OR ANY IMPROVEMENTS THEREON, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS AND GEOLOGY, INCLUDING ANY HAZARDOUS SUBSTANCE, LOT SIZE, OR SUITABILITY OF THE REAL PROPERTY OR ANY IMPROVEMENTS THEREON FOR A PARTICULAR PURPOSE; (3) THE PRESENCE OR ABSENCE, LOCATION OR SCOPE OF ANY HAZARDOUS SUBSTANCE IN, AT, OR UNDER THE PROPERTY; (4) WHETHER THE PLUMBING OR UTILITIES ARE IN WORKING ORDER; (5) THE HABITABILITY OR SUITABILITY FOR OCCUPANCY OF ANY STRUCTURE AND THE QUALITY OF ITS CONSTRUCTION; (6) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, OR IN COMPLIANCE WITH APPLICABLE MUNICIPAL, COUNTY, STATE OR FEDERAL STATUTES, CODES OR ORDINANCES; (7) THE DIMENSIONS OF THE PROPERTY OR THE ACCURACY OF ANY FLOOR PLANS, SQUARE FOOTAGE, LEASE ABSTRACTS, SKETCHES, REVENUE OR EXPENSE PROJECTIONS RELATED TO THE PROPERTY; (8) THE OPERATING PERFORMANCE, THE INCOME AND EXPENSES OF THE PROPERTY OR THE ECONOMIC STATUS OF THE PROPERTY; (9) THE ABILITY OF PURCHASER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR PURCHASER’S INTENDED USE AND DEVELOPMENT OF THE PROPERTY; AND (10) THE LEASING STATUS OF THE PROPERTY OR THE INTENTIONS OF ANY PARTIES WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE FOR ANY PORTION OF THE PROPERTY.

(b) PURCHASER AGREES THAT, EXCEPT AS OTHERWISE SET FORTH HEREIN, THERE IS NO OBLIGATION ON THE PART OF SELLER OR OWNER FOR THE BENEFIT OF PURCHASER TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO THE PROPERTY OR TO CURE ANY VIOLATIONS OF LAW OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER’S OBLIGATIONS HEREUNDER SHALL REMAIN IN FULL FORCE AND EFFECT WITH PURCHASER HAVING NO RIGHT TO DELAY THE CLOSING OR TERMINATE THIS AGREEMENT REGARDLESS OF ANY FACTS OR INFORMATION LEARNED BY PURCHASER AFTER THE DUE DILIGENCE PERIOD, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE CONDITIONS PRECEDENT SET FORTH IN SECTION 4 BELOW.

(c) PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY FULLY AND IRREVOCABLY RELEASES OWNER, TENANT AND SELLER’S AFFILIATES FROM, AND WAIVES ALL CLAIMS AND LIABILITY AGAINST OWNER, TENANT AND SELLER’S AFFILIATES FOR OR ATTRIBUTABLE TO THE FOLLOWING:

(i) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY OWNER, TENANT OR SELLER’S AFFILIATES TO PURCHASER OR PURCHASER’S AGENTS, EXCEPT FOR SELLER’S WARRANTIES (AS SUCH TERM IS HEREIN DEFINED); AND

(ii) ANY STRUCTURAL, PHYSICAL OR ENVIRONMENTAL CONDITION AT THE PROPERTY, INCLUDING WITHOUT LIMITATION, CLAIMS OR LIABILITIES RELATING TO THE PRESENCE, DISCOVERY OR REMOVAL OF ANY HAZARDOUS SUBSTANCE IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR, CONNECTED WITH OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION (EXCEPT FOR SELLER’S WARRANTIES) BASED UPON CERCLA (COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, 42 U.S.C. §9601 ET SEQ., AS AMENDED BY SARA [SUPERFUND AMENDMENT AND REAUTHORIZATION ACT OF 1986] AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. §6901 ET SEQ., OR ANY RELATED CLAIMS OR CAUSES OF ACTION OR ANY OTHER FEDERAL OR STATE BASED STATUTORY OR REGULATORY CAUSES OF ACTION FOR ENVIRONMENTAL CONTAMINATION AT, IN OR UNDER THE PROPERTY, OTHER THAN WITH RESPECT TO CLAIMS EXPRESSLY COVERED BY SELLER’S INDEMNITY CONTAINED IN SECTION 12.1 HEREOF

(d) Purchaser’s failure, for any reason whatsoever, to elect to terminate this Agreement shall be deemed an acknowledgment by Purchaser that Purchaser has inspected the Property, is thoroughly acquainted with and accepts its condition, and has reviewed, to the extent necessary in its discretion, all the Due Diligence Documentation. Purchaser acknowledges and agrees that the provisions of this Section 2.5 were a material factor in Seller’s acceptance of the Purchase Price and Seller is unwilling to consummate the transaction contemplated by this Agreement unless Owner, Tenant and Seller’s Affiliates are expressly released, but only to the extent expressly set forth herein.

(e) Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall survive the termination of this Agreement and the Closing and shall not be merged therein.

SECTION 3. CLOSING.

3.1 Closing. The Closing (herein called the “Closing”) of this transaction shall take place by escrow with Title Company at the offices of Seller’s counsel, Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York, on May 15, 2005 (the “Closing Date”), unless extended by the terms of this Agreement, or at such other time and place as the parties may agree upon in writing. Purchaser shall have the right, from time-to-time, to elect to extend the Closing Date to no later than July 15, 2005 (the “Outside Closing Date”) upon (i) delivery of written notice to Seller within five (5) days prior to the originally scheduled Closing Date, and (ii) remittance to the Title Company of an additional Seven Hundred Eighty Thousand Nine Hundred Dollars ($780,900.00) to be held and maintained by Title Company as Earnest Money in accordance with the terms of the Escrow Agreement.

SECTION 4. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.

4.1 Purchaser’s Conditions. The obligation of the Purchaser to complete the purchase of the Property on the Closing Date shall be subject to the satisfaction or waiver of the following conditions precedent as of the Closing Date (in addition to any other conditions set forth elsewhere in this Agreement):

(a) Closing Documents. At the Closing (or at such earlier times as otherwise specified in this Agreement), Seller shall deliver (or cause to be delivered) to Title Company (for disbursement to Purchaser, as applicable) the following:

(i) A special warranty deed, in the form of Schedule I attached hereto, with respect to the portion of the Real Property and the Improvements held in fee, and an assignment and assumption of leases agreement, in the form of Schedule P attached hereto with respect to the portion of the Real Property and the Improvements held in leasehold, duly executed and acknowledged by Owner, conveying good and marketable title to the Real Property and the Improvements, free from all liens and encumbrances other than the Permitted Encumbrances;

(ii) Bills of Sale duly executed by each of Owner and Tenant to Purchaser or otherwise as directed by Purchaser, and Assignment Agreements from duly executed by Owner and Tenant to Purchaser or otherwise as directed by Purchaser, in the forms set forth in Schedule J-1 and Schedule J-2 attached hereto, with respect to all of Seller’s right, title and interest in, to and under the Property (other than the Real Property);

(iii) A FIRPTA Certificate executed by Owner;

(iv) Written evidence reasonably satisfactory to Purchaser that the Lease has been terminated and is of no further force or effect;

(v) An ALTA Statement, if required, together with any other affidavits of title required by the Title Company executed by Owner;

(vi) To the extent not previously delivered to Purchaser and to the extent the same are in Seller’s possession or control, an original copy of each of the Ground Leases, Contracts and Permits and Approvals, including, without limitation, any contracts entered into by Owner after the date hereof and in accordance with Section 8 hereof, if any;

(vii) All plans and specifications concerning the Property in Seller’s possession and control;

(viii) A closing statement executed by Seller;

(ix) Resolutions of Owner and Tenant, certified by the secretary of such entity as having been duly and validly adopted and in full force and effect authorizing the execution and delivery of this Agreement and the transactions contemplated by this Agreement;

(x) Certificates of good standing (or equivalent) of each of Owner and Tenant issued by the Secretary of Sate of the States of Delaware and Texas, dated not more than thirty (30) days prior to the Closing Date, and certified copies of the Articles of Incorporation and Bylaws of Owner, and of the Articles of Formation and Operating Agreement of Tenant, each dated as of the Closing;

(xi) A notice to the counter-parties to the Ground Leases, Contracts and to all parties required under the documents provided with the Title Commitment, in accordance with same, advising of the Closing and directing all future communications to be directed to Purchaser;

(xii) An original estoppel certificate duly executed by each of the tenants to the Space Lease, in the form of Schedule J-3 attached hereto;

(xiii) A duly executed Assignment and Assumption of the Economic Development Program Agreement in a form reasonably acceptable to the parties hereto and the City of Fort Worth (the “Assignment of EDPA”), and a copy of the consent of the City of Fort Worth to the execution, delivery and performance of such Assignment of EDPA;

(xiv) A duly executed Joinder in the form of Schedule S attached hereto executed by Capital Hotel Investments, LLC, a Delaware limited liability company;

(xv) Combinations to all safes, keys, codes and passcards relating to the operation of the Real Property and the business conducted thereon;

(xvi) A termination of any memorandum of lease evidencing the Lease, in the proper form for recording in the appropriate jurisdiction(s);

(xvii) A certificate regarding the Ground Leases duly executed by the General Manager of the hotel operated at the Property, in form and substance substantially the same as that certificate attached hereto as Schedule V, and which shall inure to the benefit of Purchaser and Purchaser’s designated lender and their respective successors and assigns.

(xviii) Such other documents or instruments as are reasonably necessary and consistent with local practice (such as affidavits or certificates normally required by title insurers) in order to carry out the transactions contemplated under this Agreement.

(b) Condition of Property, Performance By Seller, Etc.

(i) The physical condition of the Improvements shall be substantially the same in all material respects on the Closing Date as on the date hereof, reasonable wear and tear excepted, unless the alteration of said physical condition is the result of fire or other casualty, in which event the terms and provisions of Section 10 shall govern and control.

(ii) Purchaser shall have received the Audited Financial Statements and the financial condition and results of operations of the Property as represented by such Audited Financial Statements shall not materially deviate from the financial condition and results of operations of the Property as represented by the Operating Statements.

(iii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereunder shall be in effect, nor shall any proceeding be brought by any third party, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereunder which makes the consummation of such transactions illegal.

(iv) Seller shall have performed all of its covenants, undertakings and obligations, and shall have complied with all conditions, required by this Agreement to be performed or complied with by Seller at or prior to Closing.

(v) Manager shall have consented to the consummation of the transactions contemplated hereunder (including, without limitation, the transfer of the Real Property and the assignment of the Management Agreement to (or as directed by) Purchaser and the respective interests of Owner and Tenant under the Owner’s Agreement to (or as directed by) Purchaser and operating tenant) and shall have delivered to Purchaser a duly executed estoppel and consent certificate substantially in the form of Schedule J-4 attached hereto.

(vi) The Mezzanine Loan shall have been satisfied and all liens in connection therewith shall have been released.

(vii) No action shall be pending or threatened for the condemnation or taking by power of eminent domain of all or any portion of the Improvements or any material portion of the Real Property.

(viii) All Permits and Approvals and Manager Permits (including a liquor license) necessary for the current use, occupancy and operation of the Real Property or the business conducted in accordance with historical operations shall be in full force and effect.

(ix) The Lease shall have been terminated.

(c) Title Policy. The Title Company shall be prepared to issue an extended coverage title insurance policy to the Purchaser with respect to the Real Property and Improvements insuring (a) good and clear record and marketable fee simple title to the Real Property in Purchaser, subject only to Permitted Encumbrances, and (b) such affirmative insurance and endorsements respecting the Real Property as may be reasonably requested by Purchaser and which affirmative insurance coverage so requested is customarily granted by national title insurance companies in a TLTA fee owner’s policy of title insurance (Form T-1) ( the “Title Policy”). In furtherance thereof, Seller agrees to provide Title Company with an executed affidavit in the form required by the Title Company to enable Title Company to issue the Title Policy.

(d) Representations and Warranties of Seller. The representations and warranties of Seller contained in Section 6 are true and correct and complete in all material respects as of the Closing Date.

(e) Related Agreements. All conditions precedent to the closing of the transactions contemplated under the Related Agreements shall have been satisfied in accordance with the terms and provisions of each of the respective Related Agreements and the actual simultaneous closing of the transactions set forth in the Related Agreements.

4.2 Failure of Condition. If Seller, after reasonable efforts, is unable to satisfy the conditions precedent described in this Section 4 or elsewhere in this Agreement, Purchaser shall have the option, as its sole and exclusive remedy (except to the extent expressly provided for otherwise herein) of either terminating this Agreement and receiving a refund of the Earnest Money, or proceeding with the Closing; provided, however, that with respect to a failure of the condition described in Section 4(b)(vi) and Section 4(d) above (subject to the terms of Section 6.5 below), Seller also shall reimburse Purchaser for its actual, reasonable, third party costs and expenses, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder).

4.3 Cooperation. Purchaser agrees to reasonably cooperate with Seller and with any third parties from whom consent to and approval of the transactions contemplated by this Agreement is requested to obtain such consents and approvals. Purchaser shall, at its cost and expense and within five (5) Business Days after request, deliver to any third parties from whom consents and approvals are requested, any and all information and materials regarding Purchaser reasonably requested by such third parties.

SECTION 5. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE.

5.1 Seller’s Conditions. The obligation of Seller to complete the sale of the Property on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent as of the Closing Date (in addition to any other conditions set forth elsewhere in this Agreement):

(a) Purchase Price. The Purchaser shall pay to Seller the Purchase Price as provided in Section 2.1.

(b) Closing Documents. The Purchaser shall have delivered to Seller duly executed and acknowledged counterparts of the documents described in Section 4.1(a), where applicable;

(c) Performance by Purchaser. Purchaser shall have performed all of its covenants, undertakings and obligations, and shall have complied with all conditions, required by this Agreement to be performed or complied with by Purchaser at or prior to Closing.

(d) Related Agreements. All conditions precedent to the closing of the transactions contemplated under the Related Agreements shall have been satisfied in accordance with the terms and provisions of each of the respective Related Agreements and the actual simultaneous closing of the transactions set forth in the Related Agreements.

5.2 Cooperation. Seller agrees to reasonably cooperate with Purchaser and with any third parties from whom consent to and approval of the transactions contemplated by this Agreement is requested to obtain such consents and approvals. Seller shall, at its cost and expense and within five (5) Business Days after request, deliver to any third parties from whom consents and approvals are requested, any and all information and materials regarding Seller reasonably requested by such third parties.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER.

6.1 Seller’s Representations. Each of Owner and Tenant jointly and severally represents and warrants to Purchaser that the following matters and true and correct as of the as of the date hereof:

(a) Status and Authority of Seller.

(i) Owner is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Owner is duly qualified to transact business in the state in which the Real Property is located. Neither Owner nor any Person owning or controlling any interest in Owner is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(ii) Tenant is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Tenant is duly qualified to transact business in the state in which the Real Property is located. Neither Tenant nor any Person owning or controlling any interest in Owner is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(b) Action of Seller. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any document to be delivered hereunder by Seller at or prior to the Closing. This Agreement has been duly executed and delivered by each of Owner and Tenant and constitutes the valid and binding obligation of each of Owner and Tenant, enforceable against each of Owner and Tenant in accordance with its terms, and upon the execution and delivery of any document to be delivered by Owner or Tenant at or prior to the Closing, such document shall constitute the valid and binding obligation and agreement of Owner or Tenant, as the case may be, enforceable against such party in accordance with its terms, in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, do or will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under any applicable law or regulation, judgment, indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Owner or Tenant is bound, or result in the creation of any lien, charge or encumbrance upon the Property or any other assets of Owner or Tenant.

(d) Litigation. Except as set forth in Schedule T, neither Owner nor Tenant has received written notice of and, to Seller’s Knowledge, Manager has not received written notice of nor is any action or proceeding is pending or threatened, and neither Seller nor Owner has received written notice of and, to Seller’s Knowledge, Manager has not received written notice of nor is any investigation looking toward such an action or proceeding has begun, which (1) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (2) will result in any material adverse change in the business, operation, affairs or condition of the Property, (3) may result in or subject the Property to a material liability, (4) involves condemnation of eminent domain proceedings against any part of the Property, or (5) with respect to any matters involving personal injury or death or property damage is not entirely covered by Seller’s existing insurance, which coverage shall continue as to outstanding matters after Closing.

(e) Title to Property. The Real Property is owned by Owner, and as of the Closing Date, shall be free and clear of any liens or encumbrances other than Permitted Encumbrances. Owner and Tenant collectively own the Property (other than the Real Property), and as of the Closing Date, shall be free and clear of any liens or encumbrances other than Permitted Encumbrances, to the extent applicable.

(f) Consents. No consent of any Person, and no license, approval, or authorization of, or notice, registration, filing or declaration with, any governmental authority is required in connection with the execution and delivery or performance by Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereunder other than pursuant to that certain Mezzanine Loan from Lowe Northwest Investor Properties I, L.L.C., a Washington limited liability company, to BCM/CHI Worthington, Inc., a Maryland corporation, made pursuant to a certain Mezzanine Loan Agreement dared as of December 31, 2002, and that certain Mezzanine Loan from Marriott International Capital Corporation, a Delaware corporation to Capital Hotel Investments, LLC, a Delaware limited liability company, and Capital Hotel Investments Financing I, LLC, a Delaware limited liability company, made pursuant to a certain Amended and Restated Mezzanine Loan Agreement dated as of December 31, 2002. (collectively, the “Mezzanine Loan”)

(g) Existing Agreements, Etc. To Seller’s Knowledge, other than (a) documents recorded in the public records, (b) the Ground Leases, Contracts and Manager Contracts, and (c) agreements and easements with governmental bodies and utility companies which are reasonably necessary for the development and operation of the Property, there are no agreements, leases, licenses or occupancy agreements affecting the Property which will be binding on Purchaser and operating tenant or the Property subsequent to the Closing Date.

(h) Compliance With Law. To Seller’s Knowledge: (a) Owner, Tenant and Manager have complied with, and none is in violation of, any applicable federal, state or local statutes, laws, rules and regulations affecting the Real Property or the business conducted thereon; (b) the Property and the use and operation thereof does not violate any federal, state, municipal and other governmental statutes, ordinances, bylaws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto; and (c) there are presently, or at the Closing there will be, in full force and effect all Permits and Approvals and Manager Permits necessary for the operation of the Real Property and the business conducted thereon in accordance with historical operations. To Seller’s knowledge, each of Owner, Tenant and Manager are in compliance and in good standing with all permits, approvals, licenses, grants and other similar items from governmental entities relating to, or affecting the Property, including, without limitation, liquor licenses. Neither Owner nor Tenant, to Seller’s Knowledge, Manager, has received written notice that the present development, improvement, use and operation of the Real Property and of the hotel business operated thereon are not in compliance with or violate any local, state or federal laws, ordinances, resolutions, codes, regulations or requirements of any kind or nature or any Permit and Approval or Manager Permit, including, without limitation, zoning, adequacy of parking, land use laws and building codes, or any private covenants, restrictions, or setbacks.

(i) Not a Foreign Person. Owner is not a “foreign person” within the meaning of Section 1445 of the United States Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(j) Hazardous Substances. Except as disclosed in the Environmental Reports and to Seller’s Knowledge, (i) during the period of Owner’s ownership of the Property, no Person stored or disposed of, released or caused the release of any Hazardous Substance on the Property or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations, (ii) prior to Owner’s period of ownership of the Property, no Person stored or disposed of (or engaged in the business of storing or disposing of) or released or caused the release of any Hazardous Substance on the Property, or any portion thereof, the removal of which is required or the maintenance of which is prohibited or penalized by any applicable federal, state or local statutes, laws, ordinances, rules or regulations, and (iii) the Property is free from any Hazardous Substance, other than (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, unless the subject of a greater than de minimis release and (y) materials which are stored or used in the ordinary course of the occupancy at (or Seller’s or Manager’s operation of) the Property, and which are stored, used, held, or disposed of in compliance with all applicable laws.

(k) Insurance. To Seller’s Knowledge, Schedule M contains a list (prepared by Manager) of all fire, liability, title and other forms of insurance (exclusive of workers compensation) applicable to the Property or the operation on the business conducted thereon maintained by Manager pursuant to the Management Agreement. To Seller’s Knowledge, all insurance policies applicable to the Property are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, no notice of cancellation or termination has been received with respect to any such policy, such policies are sufficient for compliance with (i) all requirements of law and (ii) the Ground Leases and all Contracts and Manager Contracts, and are valid, outstanding and enforceable policies. Neither Owner nor Tenant nor, to Seller’s Knowledge, Manager, has received written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

(l) Contracts. Schedule A sets forth a true and complete list of all Contracts. The Contracts, and, to Seller’s Knowledge, the Manager Contracts, were entered into in the ordinary course and in good faith in connection with the ownership and operation of the Property for its intended use. Neither Owner, nor, to Seller’s Knowledge, any other party to the Contracts or Manager Contracts, is in default of its obligations under any Contract or Manager Contract, as the case may be, nor, to Seller’s Knowledge, have any parties to the Contracts or Manager Contracts made any claims for offsets or abatement.

(m) [INTENTIONALLY OMITTED]

(n) [INTENTIONALLY OMITTED]

(o) Taxes. Within the times and in the manner prescribed by law, Seller has filed all federal, state and local tax returns required by law and has paid all applicable sales, use, withholding, real and personal property, income, FICA, employment and other taxes, assessments and penalties due and payable, in connection with the Property. All such tax returns were and are true, complete and correct in all material respects. There are no proceedings pending, or to the best of Seller’s knowledge, threatened with or by any taxing authorities as to taxes of any nature payable by Seller or its affiliates in connection with the Property.

(p) [INTENTIONALLY OMITTED]

(q) [INTENTIONALLY OMITTED]

(r) Employees. Neither Owner nor Tenant has any employees, nor is a party to any oral or written employment contracts or agreements with respect to the hotel operated from the Real Property (including, without limitation, union or other collective bargaining agreements). To Seller’s Knowledge, there are no threatened strikes, work stoppages, lockout, union organizing efforts or unfair labor practice charges at the hotel operating from the Real Property.

(s) Operating Statements. To Seller’s Knowledge, the Operating Statements are correct and complete and present fairly the results of operations of the hotel operating from the Real Property for the periods covered thereby. To Seller’s Knowledge, each of the Financial Statements fairly presents Owner’s and Tenant’s respective financial condition, assets and liabilities as of their respective dates and the results of operations and cash flows for the periods related thereto. As used herein, the term “Financial Statements” means the following Financial Statements for each of Owner and Tenant— a balance sheet as of March 25, 2005 and as of December 31, 2004 and income statements and a statement of cash flows for the period ending March 25, 2005 and for the fiscal year ending December 31, 2004.

(t) [INTENTIONALLY OMITTED]

(u) Seller Knowledge Group. The persons designated on Schedule D under “Seller Knowledge Group” are familiar with the business and affairs of Owner and Tenant and with the Property and the transactions contemplated under this Agreement, are in the best position to have

Knowledge concerning the scope of the representations. There are no other individuals with greater Knowledge concerning such matters.

(v) Ground Leases. The Ground Leases, true and complete copies of which have been delivered to Purchaser, are in full force and effect and neither Owner, as lessee, nor, to Seller’s knowledge, the lessor thereunder, is in default in the performance of any of its obligations thereunder, nor has any event occurred which could or may give either party thereunder the right to give a notice of default to the other; no litigation or, to Seller’s knowledge, any threat thereof, exists between Owner, as lessee, and the lessor thereunder, or between the lessor thereunder or Owner as lessee and any third parties, with respect to the Ground Leases; and the Ground Leases have not been further modified, supplemented or amended in any respect. All rent, charges or other payments due lessor from Owner as lessee under the Ground Leases have been paid through the date of this Agreement.

(w) Economic Development Program Agreement. Seller represents to Purchaser that (i) the Economic Development Program Agreement is in full force and effect and, to the best of Seller’s knowledge, Seller, in its capacity as Owner thereunder, is in full compliance with the terms of the Economic Development Program Agreement and has satisfied all obligations to have been performed thereunder as of the date hereof; (ii) the Phase I Improvements (as defined in the Economic Development Program Agreement) have been completed and fully paid for, and Seller spent at least $6,700,000.00 in Redevelopment Costs (as defined in the Economic Development Program Agreement) in connection therewith; (iii) as of the date hereof, Seller has not received any Program Grants (as defined in the Economic Development Program Agreement) under the Economic Development Program Agreement.

6.2 Survival. The representations and warranties made in this Agreement by Seller are made as of the date hereof and shall be deemed remade by Seller as of the Closing Date, with the same force and effect as if made on, and as of, such date. The representations and warranties made in this Agreement by Seller in Sections 6.1(f), (h), (j) through and including (l) and (w) above (collectively, “Seller’s Property Representations”) shall survive the Closing for a period of twelve (12) months following the Closing Date. Any claim that Purchaser may have at any time against Seller for a breach of any such representation or warranty, whether known or unknown, which is not asserted within such twelve (12) month period will not be valid or effective, and Seller will have no liability with respect thereto. The balance of the representations made by Seller in this Section 6 shall survive the Closing indefinitely.

6.3 “As Is” Sale. Except as otherwise expressly provided in this Agreement or any documents to be delivered to Purchaser at the Closing, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or matters affecting the Property, whether made by Seller, on Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil conditions, the presence, existence or absence of any Hazardous Substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environment in which it is located. Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property other than information contained within representations, warranties and indemnities contained herein, and (ii) that Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing, made by Seller or anyone acting on Seller’s behalf. Purchaser further acknowledges that it has not received from or on behalf of Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of third party accounting, tax, legal, architectural, engineering, property management and other advisors. Subject to the provisions of this Agreement, the Purchaser shall purchase the Property in its “as is” condition on the Closing Date.

6.4 Waiver of Rights by Purchaser. To the extent that Purchaser obtained Knowledge prior to the date hereof that Seller’s representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser’s Knowledge. If the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction contemplated hereby, as the result of any of Seller’s representations or warranties being untrue, inaccurate or incorrect if Purchaser had Knowledge that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing.

6.5 Breach of Representations. If after the date hereof, Purchaser obtains actual Knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any material respect, which for purposes of this Section 6.5 shall mean (i) any representations or warranties are untrue, inaccurate or incorrect, and the aggregate cost to cure the same or aggregate result of the same shall have an adverse effect on the Property in excess of $500,000 (such amount to be determined in the aggregate with the cost to cure or correct the adverse effect of any untrue, inaccurate or incorrect representations or warranties of the sellers under one or more of the Related Agreements) or (ii) such representation or warranty is untrue, inaccurate or incorrect due to the willful or intentional action or inaction (where there is a duty to act) of Owner or Tenant (regardless of its financial impact), Purchaser shall give Seller written notice thereof within five (5) days of obtaining such Knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, either Owner of Tenant obtains Knowledge (whether pursuant to the immediately preceding sentence or otherwise) that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect and the aggregate cost to cure the same or aggregate result of the same is reasonably estimated to have an adverse effect on the Property in excess of $500,000 (such amount to be determined in the aggregate with the cost to cure or correct the adverse effect of any untrue, inaccurate or incorrect representations or warranties of the sellers under one or more of the Related Agreements), Seller shall give Purchaser written notice thereof within five (5) days of obtaining such Knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the obligation to use commercially reasonable efforts to cure or correct the underlying circumstances as necessary to eliminate the adverse effect on the Property of such breaches or inaccuracies, which commercially reasonable efforts shall include the expenditure of up to $5,000,000 (less any amounts previously expended by the sellers under one or more of the Related Agreements to cure or correct the adverse effect of any breaches or inaccuracies of any representations or warranties thereunder) in the aggregate for the cure or correction of all such breaches or inaccuracies and/or mitigate the adverse effect on the Property arising therefrom; provided, however, that such $5,000,000 limitation shall not apply to Seller’s obligation to make any payment or take any action necessary to cure or mitigate any untrue, inaccurate or incorrect representation or warranty resulting from the willful or intentional action or failure to act (where the is a duty to act) of Owner or Tenant, and, to the extent such misrepresentation cannot be remedied or cured by Seller (in accordance with the terms hereof) prior to the Closing Date, Seller shall have the right to extend the Closing Date in order to effectuate such cure or remedy; provided, however, the Closing Date may not be extended for a period of more than (x) five (5) days with respect to the representations set forth in Section 6.1(e) above and (y) sixty (60) days with respect to all other representations made herein by Seller. If Seller is unable to so cure any such misrepresentation or breach within such five (5) or sixty (60) (as the case may be) day period, then Purchaser, as its sole remedy shall elect either (A) to waive such misrepresentations or breaches of warranties and consummate the transaction contemplated hereby without any reduction of or credit against the Purchase Price, other than the reasonable cost to cure such representations or warranties and/or mitigate the adverse effect on the Property arising from the breach of the representations or warranties up to a maximum of $5,000,000 (less any amounts previously expended by the sellers under one or more of the Related Agreements to cure or correct the adverse effect of any breaches or inaccuracies of any representations or warranties thereunder) in the aggregate (other than with respect to any matter described in item (ii) above, as to which the amount of such adjustment shall be uncapped) or (B) to terminate this Agreement by written notice given to Seller, in which event this Agreement shall be terminated, the Earnest Money shall be returned to Purchaser and Seller shall reimburse Purchaser for its actual, reasonable, third party costs and expenses, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder) in the aggregate; provided, however, that with respect to any matter described in item (ii) above, Purchaser also shall be entitled to liquidated damages in the amount of $2,500,000 (less any liquidated damages previously paid by the sellers under one or more of the Related Agreements as a result of any the representations or warranties of the sellers thereunder being incorrect due to such sellers’ willful or intentional action or inaction (where there is a duty to act)), the parties hereto agreeing that the damages by reason of Owner’s or Tenant’s willful or intentional action or inaction (where there is a duty to act) are difficult, if not impossible, to ascertain, and thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of any (x) adjustment to the Purchase Price attributable to the anticipated cost to cure such representations or warranties and/or mitigate the adverse effect on the Property arising from the breach of the representations or warranties over (y) the actual cost incurred in connection with the cure and/or mitigation of the same.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

7.1 Purchaser’s Representations. Purchaser represents and warrants to Seller that the following matters and true and correct as of the as of the date hereof:

(a) Status and Authority of the Purchaser. Purchaser is a corporation duly organized, validly existing under the laws of the State of Maryland, and has all requisite power and authority under the laws of such state and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser has duly qualified and is in good standing in each jurisdiction in which the nature of the business conducted by it requires such qualification, except where such failure to qualify would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

(b) Action of the Purchaser. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser hereunder on or prior to the Closing Date such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser, pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. No investigation, action or proceeding is pending and, to Purchaser’s Knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

(e) Prohibited Person. Neither Purchaser nor any Person owning or controlling any interest in Purchaser is acting, directly or indirectly, for or on behalf of any Person, group or nation named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a ‘Specifically Designated National and Blocked Person,’ or for or on behalf of any Person, group or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

(f) Purchaser Knowledge Group. The persons designated on Schedule D under “Purchaser Knowledge Group” are familiar with the business and affairs of the Purchaser and the transactions contemplated under this Agreement.

(g) Sufficiency of Funds. As of the Closing Date, Purchaser shall have sufficient funds available (or access to sufficient funds) to consummate the transactions contemplated hereunder.

7.2 Survival. The representations and warranties made in this Agreement by Purchaser are made as of the date hereof and shall be deemed remade by Purchaser as of the applicable Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of twelve (12) months.

SECTION 8. COVENANTS OF THE SELLER AND TRANSITION.

Owner and Tenant, jointly and severally, hereby covenant with the Purchaser as follows:

8.1 Compliance with Laws, Etc. From the date of this Agreement to the Closing Date, with respect to the Property, to comply (and to use commercially reasonable efforts to cause Manager to comply) in all material respects, with all laws, regulations and other requirements affecting the Property from time to time applicable of every governmental body having jurisdiction of the Property or the use or occupancy of the Improvements located on the Real Property.

8.2 Approval of Agreements. From the date of this Agreement to the Closing Date, not enter into, or modify, amend or terminate the Ground Leases or any Contract that will survive the Closing, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Seller shall not exercise any consent rights granted to Owner or Tenant under the Management Agreement or the Owner’s Agreement, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within five (5) Business Days after written request for such consent shall be deemed to constitute consent.

8.3 Compliance with Agreements. From the date of this Agreement to the Closing Date, to comply (and to use commercially reasonable efforts to cause Manager to comply) with each and every material term, covenant and condition contained in any Contract, Manager Contract, Ground Lease, Permit or Approval, Manager Permit or all instruments of record and other agreements affecting the Property (including, without limitation, the Ground Leases).

8.4 Alterations; Removal of Property. From the date of this Agreement to the Closing Date, to the extent Tenant or Owner has any approval rights over such matters pursuant to the Management Agreement, to not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, perform (nor permit Manager to perform) any alterations to the Property (except as contemplated herein or required by the Management Agreement), nor remove (nor permit Manager to remove) any equipment or personal property forming a part of the Property, a description of which is contained in Schedule K annexed hereto and made a part hererof, except such as is replaced by Seller by an article of equal suitability and value, free and clear of any lien or security interest. Purchaser acknowledges and agrees that to the extent neither Tenant nor Owner has approval rights over such matters pursuant to the Management Agreement and Manager, without Tenant’s or Owner’s consent, performs and alterations to the Property or removes any equipment or personal property forming a part of the Property, such action by Manager alone shall not cause or give rise to a default under this Agreement. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within five (5) Business Days after written request for such consent shall be deemed to constitute consent.

8.5 Cooperation and Transition. From the date of this Agreement to the Closing Date, Seller and Owner will reasonably cooperate with the Purchaser in the Purchaser’s efforts to ensure that from and after the Closing, the operations of the Property shall continue in an efficient manner. Purchaser shall cooperate with Seller, and shall exercise commercially reasonable diligence to assure that all actions are taken in order to achieve the efficient transition contemplated hereunder in a timely manner at the Closing. Without limiting the foregoing, if any licenses or permits (including liquor licenses) relating to the Property or its operations are not assignable or not to be assigned hereunder, Seller will take such actions as may be reasonably required in order to assure that such licenses and permits remain in effect with respect to the Property following the Closing.

8.6 No Transfer of Property. From the date of this Agreement to the Closing Date, to not sell nor enter into any other contract to sell all or a portion of its interest in the Property or any portion thereof, other than other than FF&E, FAS and Inventories in the ordinary course, and to not create nor suffer the imposition of any further liens or encumbrances or restrictions on the Property or any interest therein. Seller shall not solicit any sale, joint venture or other disposition of the Property and shall not negotiate any unsolicited offers for sale, joint venture or other disposition of the Property.

8.7 Notice of Material Changes or Untrue Representations. Upon learning of any material change in any condition with respect to the Property or of any event or circumstance which makes any representation or warranty of the Seller to the Purchaser under this Agreement untrue, promptly to notify the Purchaser thereof (the Purchaser agreeing, on learning of any such fact or condition, promptly to notify the Seller thereof). Neither Owner nor Tenant shall voluntarily either (a) take any action, (b) knowingly fail to take any action or (c) to the extent Seller has approval rights over such matters pursuant to the Management Agreement, permit Manager to take any action or fail to take any action which causes a representation or warranty contained in Section 6 to become untrue. Purchaser acknowledges and agrees that to the extent neither Tenant nor Owner has approval rights over such matters pursuant to the Management Agreement and Manager, without Tenant’s or Owner’s prior consent, takes any action or fails to take any action which causes a representation or warranty contained in Section 6 to become untrue, such action by Manager alone shall not cause or give rise to a default under this Agreement.

8.8 Maintenance of Property; Violations. From the date of this Agreement to the Closing Date, to use commercially reasonable efforts to cause the Manager to maintain the Property and all mechanical, heating, plumbing, electrical and other utility systems which serve the Real Property or Improvements in good order and repair consistent with the Management Agreement and historical custom and practice. Seller shall use commercially reasonable efforts to cause Manager to (i) operate and manage the Property in accordance with past business practices, and (ii) to maintain the Property in good repair and working order, in each instance, in accordance with the terms and provisions of the Management Agreement, and shall perform, when due, all of Seller’s obligations under the Contracts, and to cause Manager to perform, when due, all of Manager’s obligations under the Manager Contracts. Purchaser hereby agrees that it shall accept the Property subject to, and Seller shall not have any obligation to cure: (i) any violations of law or municipal ordinances, orders or requirements, or (ii) any physical conditions which would give rise to such violations. Notwithstanding the above, if any violations are noted

or issued by any federal, state or local governmental authority between the date hereof and the day immediately preceding the Closing Date (the “New Violations Period”), then Purchaser shall receive a credit against the Purchase Price for the cost to cure such violations up to a maximum of $500,000 in the aggregate; provided, however, that if the aggregate amount to sure such violations is in excess of $500,000 then in lieu of closing the transactions contemplated hereby, Purchaser may terminate this Agreement, following which this Agreement be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Earnest Money shall be returned to Purchaser. Notwithstanding the above, Purchaser hereby agrees (which obligation shall survive the Closing) to refund to Seller the excess, if any, of any (x) adjustment to the Purchase Price attributable to any violations noted or issued during the New Violations period over (y) the costs incurred in connection with the cure of the same. Seller will advise Purchaser of any written notice Owner or Tenant, or, to Seller’s knowledge, Manager, receives after the date hereof from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Property.

8.9 Insurance. From the date of this Agreement to the Closing Date, to maintain (and to use commercially reasonable efforts to cause Manager to maintain) the existing insurance policies continuously in force through and including the Closing Date.

8.10 [INTENTIONALLY OMITTED].

8.11 Permit Remediation. Following the Closing, to the extent that any permits, licenses or like instruments in addition to the Permits and Approvals and Manager Permits shall be required by any governmental authority, or to the extent any of the Permits and Approvals or Manager Permits or the transfer thereof to Purchaser shall be deemed deficient by governmental authority, Seller shall be solely responsible to obtain such new permits and/or licenses as are necessary to comply with all applicable law. Seller shall pay all the costs and expenses of obtaining any such permits and licenses, including the cost of cooperating with all governmental inspections triggered by a permit or license transfer and complying with instructions issued by any governmental authority in connection with such inspection, and Seller shall be responsible for any damages arising out of the failure to satisfy any governmental authority as to the sufficiency of existing permits and licenses. The obligations of Seller under this Section 8.11 shall survive Closing.

8.12 Ground Lessor Matters. From the date hereof to the Closing Date, to use commercially reasonable efforts to obtain and deliver to Purchaser Landlord Estoppel Certificates in the form of Schedule J-5 attached hereto (the “Ground Lease Estoppels”) duly executed by the lessors under the Ground Leases.

8.13 Economic Development Program Agreement Matters. From the date hereof to the Closing Date, to use commercially reasonable efforts to obtain and deliver to Purchaser an estoppel certificate from the City of Fort Worth with respect to the Economic Development Program Agreement in a form reasonably satisfactory to Purchaser.

SECTION 9. APPORTIONMENTS; CLOSING COSTS.

9.1 Apportionments. The parties agree to adjust the Purchase Price by an amount equal to a proration of taxes, rental, and other income, and operating or other expenses of the Property as of 12:01 a.m. on the Closing Date (i.e., Purchaser is entitled to the income and responsible for the expenses on the Closing Date) computed as follows:

(a) Certain costs and expenses relating to the Property shall be adjusted as of the Closing Date between Seller and Purchaser (the “Closing Date Adjustment”). The Closing Date Adjustment shall constitute a composite accounting of the different items described below. The intent is to credit or charge, as the case may be, Seller with all revenues and expenses respecting the Property which are attributable to operations before the Closing Date and to credit or charge, as the case may be, Purchaser with all such revenues and expenses attributable to operations on and after the Closing Date. Seller shall be responsible for and agrees to pay all accounts payable through the date preceding the Closing Date. Unless otherwise provided for herein, all revenues and expenses shall be separately accounted for as between Seller and Purchaser as of 12:01 a.m. on the Closing Date (the “Apportionment Time”). No later than forty-five (45) days after the Closing Date and again at one-hundred twenty (120) days after the Closing Date, Seller and Purchaser shall review all the amounts and calculations made in respect of the Closing Date Adjustment and any final corrections shall be made to the Closing Date Adjustment, and Seller and Purchaser at that time shall settle any funds owed to each other. If Seller and Purchaser, each acting reasonably and in good faith, cannot resolve any issue with respect to the adjustments described in this section, they shall submit such issue for binding resolution by a nationally recognized accounting firm mutually acceptable to both parties (the “Accounting Firm”). The parties shall bear equally all fees and expenses of the Accounting Firm in connection with the resolution of such issue, and each party shall bear its own legal, accounting and other fees and expenses incurred in connection with the resolution of the issue by the Accounting Firm. Such resolution shall be final and binding on the parties and judgment may be entered upon such resolution in any court having jurisdiction thereof. Seller and Purchaser agree that the proceeding described in this section shall be conducted in Bethesda, Maryland.

(b) By way of example, and not in limitation, the following items shall be accounted for in calculating the Closing Date Adjustment:

(i) the total amount of security deposits held by Seller under any of the Space Leases shall be credited to Purchaser by Seller;

(ii) prepaid rents and all room and other deposits and advance payments under booking arrangements and for use of the Property facilities after the Closing Date shall be credited to Purchaser. At Closing, Purchaser shall execute a receipt for such deposits and prepaid rents and shall indemnify and hold Seller harmless from and against all claims and liabilities pertaining to the application or return of such prepaid rents or deposits;

(iii) collected rents and any other amounts received from tenants under space leases shall be prorated as of the Closing Date; delinquent (or payable but unpaid) rent and other payments from tenants under space leases as of the Closing Date shall not be prorated on the Closing Date. If any tenant is in arrears in the payment of rent or other fixed charges, any payments on account of rent or such other fixed charges received by Purchaser from such tenant after the Closing Date shall be applied first to rent and other charges due for the month in which such payments are received and then to preceding months for which such rent and other charges are in arrears (always to the most recent first). If, following the Closing, Seller receives any payments applicable to the period commencing on the Closing Date, Seller shall immediately pay such amounts to Purchaser. If any payments of rent or other fixed charges received by Seller or Purchaser on or after the Closing Date are payable to the other party by reason of this allocation, such amounts shall be held in trust for the benefit of the other party and the appropriate sum shall be promptly paid to the other party. At the Closing, Seller shall furnish to Purchaser a complete and correct schedule of all minimum rents and other fixed charges which are then due and payable but which have not been paid. Percentage rents and other variable charges under space leases, such as payments for real estate taxes and other expenses, which are not fixed in amount, shall be adjusted when and as received based upon the number of days in the payment period that each party owned the Property. Purchaser shall use commercially reasonable efforts to collect any rent and other charges in arrears, but shall be under no obligation to commence any actions or proceedings with respect thereto. From and after the date that is six (6) months after the Closing Date, Seller may, at its sole expense, pursue collection efforts, including the bringing of lawsuits, for any delinquent rents or other charges, provided that Seller may not bring any action to terminate any of the space leases or dispossess or otherwise evict any tenant thereunder;

(iv) Seller shall receive a credit in the amount of any reserve account on the Closing Date held by Manager under the Management Agreement, such credit shall not include a credit for any reserve account with respect to FF&E (the “FF&E Reserve”);

(v) all charges and prepayments relating to the Contracts shall be prorated between Seller and Purchaser as of 12:01 on the Closing Date;

(vi) all cash in the operating accounts for the Property (it being understood that such accounts refer to “house banks” and not bank accounts) shall be paid over to Purchaser at Closing and Seller shall receive a credit therefor in the Closing Date Adjustment;

(vii) guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) shall be prorated between Purchaser and Seller. Seller shall receive a credit for all guest ledger receivables, net of credit card and travel agent and similar commissions, for all room nights and other charges up to but not including the room night during which the Apportionment Time occurs, and Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges after the Apportionment Time. The final night’s room revenue (revenue from rooms occupied on the evening preceding the Closing Date), any taxes thereon, and any in-room telephone, movie and similar charges for such night, shall be allocated 50% to Seller and 50% to Purchaser (and Seller and Purchaser shall each bear 50% of the credit card charges, travel company charges and similar commissions payable with respect to such revenue). All revenues from restaurants, bars and lounge facilities for the night during which the Apportionment Time occurs shall belong to Seller and Seller shall bear all expenses related to such revenues, including but not limited to, payroll and food and beverage costs;

(viii) Seller shall receive a credit for, and Purchaser shall purchase from Seller, all accounts receivable (other than the guest ledger) that are less than one hundred twenty (120) days old. Such credit shall equal the amount of the accounts receivable, less (1) credit card charges, travel company charges and similar commissions and (2) on all accounts receivable other than credit card receivables, a 3% discount for uncollectible amounts;

(ix) Purchaser will receive a credit for all accrued and unpaid obligations of Seller and Manager under Manager’s salary and employee benefits arrangements in place as of the Closing for employees at the Property, including without limitation, unemployment compensation benefits, salaries, bonuses, sick leave, vacation and other similar forms of compensation up to the date of the Closing, including all employer taxes and benefits associated with vacation and sick pay pursuant to the terms and provisions of the Management Agreement;

(x) general real estate taxes, personal property taxes, special assessments and other governmental taxes and charges relating to the Property (collectively, “Real Estate Taxes”) and assessed for the year in which Closing occurs shall be prorated as of the Date of Closing and adjusted against the Purchase Price. If Closing occurs before the actual Real Estate Taxes payable during such year are known, the proration of Real Estate Taxes shall be upon the basis of Real Estate Taxes payable during the immediately preceding year; provided, however, that, if the Real Estate Taxes payable during the year in which Closing occurs are thereafter determined to be more or less than the Real Estate Taxes payable during the preceding year (after conclusion of any pertinent appeal of assessed valuation, as reasonably determined by Purchaser), Seller and Purchaser promptly (but no later than thirty (30) days after the date final invoices for such Real Estate Taxes are issued by the applicable taxing authority(ies), except in the case of an ongoing tax protest) shall adjust the proration of Real Estate Taxes, and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment;

(xi) certified governmental liens and all other pending governmental liens shall be paid by Seller;

(xii) the parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (hereinafter referred to as “Operational Taxes”) (expressly excluding Real Estate Taxes, corporate franchise taxes, and federal, state, and local income taxes) shall be allocated between Seller and Purchaser such that those attributable to the period prior to 12:01 a.m. on the Closing Date shall be allocable to Seller and those attributable to the period from and after 12:01 a.m. on the Closing Date shall be to Purchaser (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Purchaser shall receive a credit for any Operational Taxes attributable to the period prior to 12:01 a.m. on the Closing Date which Seller has not paid. Except for the Operational Taxes for which Purchaser has received a credit under this subsection (xii), Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to 12:01 a.m. on the Closing Date, and Purchaser shall be solely responsible for payment of such Operational Taxes with respect to the period after 12:01 a.m. on the Closing Date. Nothing in this subsection (xii) shall limit Seller’s obligation to deliver such notices, certificates or releases with respect to withholding requirements or other liabilities for income, sales, or other taxes attributable to Seller’s period of ownership, to the extent Purchaser may be held liable therefor under the laws of the State of Texas. Seller hereby agrees to indemnify, save and defend, and hold Purchaser harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to 12:01 a.m. on the Closing Date for which Purchaser has not received a credit, and Purchaser agrees to indemnify, save and defend, and hold Seller harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to 12:01 a.m. on the Closing Date and for which Purchaser has received a credit under this subsection (xii). Seller agrees to promptly notify the appropriate governmental parties of the Closing hereunder and promptly provide such information as necessary to make a final determination of Seller’s liability for Operational Taxes;

(xiii) telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser. Where possible, cutoff readings will be secured for all utilities as of the Closing Date. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service;

(xiv) permit and license fees of assignable permits and licenses, if any, shall be prorated as of the Closing Date;

(xv) Purchaser shall receive a credit for the face value of all unredeemed gift certificates issued by Seller or Manager as of the Closing Date;

(xvi) Purchaser shall receive a credit for advance payments and deposits, if any, under Advances at the Closing Date;

(xvii) Seller shall receive a credit for prepaid expenses directly or indirectly allocable to any period from and after the Closing Date paid by or on behalf of Seller to third parties to the extent the same are transferable and remain on deposit for the benefit of Purchaser. With the exception of prepaid advertising which has not been published, mailed or aired, the Seller will receive no credit for prepaid advertising costs;

(xviii) All unpaid rent accruing under the Ground Leases prior to 12:01 a.m. on the Closing Date occurs shall be allocated to the Seller, and all unpaid rent accruing under the Ground Leases after 12:01 a.m. on the Closing Date shall be allocated to Purchaser. Seller shall be credited and Purchaser shall be debited for any fee or other amount prepaid by Seller under the Ground Leases to the extent such fee or other amount accrues after 12:01 a.m. on the Closing Date. Seller shall be credited and Purchaser shall be debited for all deposits and other amounts owned by Owner and held by the lessors of the Ground Leases or any other party in connection with the Ground Leases.

(xix) any amounts prepaid or payable under any Contracts and any other trade payables and receivables shall be prorated as of the Closing Date between Purchaser and Seller.

Trade payables should include all amounts payable to Manager. All amounts known to be due under Contracts with reference to periods prior to the Closing Date shall be paid by Seller or credited to Purchaser. Any additional amounts not known or not available at the Closing will be part of the post closing adjustments contemplated in Section 9.1(a) above;

(xx) all working capital relating to the Property as of the Closing Date shall be and remain the property of the Seller and shall not be conveyed to the Purchaser. Purchaser shall be solely responsible for funding the working capital for the Property required by the Management Agreement; and

(xxi) other costs, expenses and charges which are of a type as are usually involved in and adjusted with regard to property similar to and located in the locale of the Property.

(c) Prorations hereunder shall, where applicable, be made on the basis of a 365 day year and, for any month, on the basis of the number of days elapsed. If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be prorated, unless otherwise provided for herein, such items shall be prorated as soon as practicable after the Closing Date.

9.2 Closing Costs. Seller shall be responsible for and pay all costs and expenses associated with recording fees and real estate transfer taxes and sales taxes. Each party shall pay its own attorneys’ fees and costs in connection with this transaction. Title Company’s fee for the escrow shall be divided equally between Seller and Purchaser.

9.3 Survival. The obligations of the parties under this Section 9 shall survive Closing.

SECTION 10. CASUALTY, CONDEMNATION, LITIGATION AND RISK OF LOSS.

10.1 Notice to Purchaser. Seller agrees to give Purchaser prompt notice (a) of any pending or threatened condemnation affecting the Property of which Seller becomes aware, (b) if all or any part of the Property becomes subject to litigation or if Owner or Tenant becomes subject to litigation that would affect Seller’s ability to perform its obligations under this Agreement, and (c) of any Damage Event.

10.2 Condemnation or Litigation. If, prior to the Closing, (a) condemnation proceedings are commenced or threatened in writing against all or any portion of the Property (other than an incidental condemnation that does not affect the operation of or access to the Property); or (b) if all or any part of the Property becomes subject to litigation that, if adversely determined, would materially and adversely affect the use or value of the Property to Purchaser or if Owner or Tenant becomes subject to litigation that would materially and adversely impair Seller’s ability to perform its obligations under this Agreement, then Purchaser will have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser written notice of such matter as described in this Section 10, to terminate this Agreement, whereupon this Agreement will be of no further force or effect, except as expressly set forth herein. If Purchaser does not elect, or is not entitled, to terminate this Agreement, Purchaser will be entitled to the condemnation award and/or an assignment of all of Seller’s rights in and to such condemnation and/or litigation proceedings (to the extent that any such litigation relates to the physical condition of the Property and not to Seller and not to the operations of the Property prior to the Closing), as the case may be.

10.3 Damage Events. If, prior to the Closing, the Property is damaged by fire or other casualty or any operational component of the Property (such as, by way of example only, an operational component would include respective constituent parts of the elevator system, the heating, air-conditioning and ventilating system or the roof) fails for any reason, including wear and tear or age (collectively, a “Damage Event”) then Purchaser will have the following rights with respect to each such Damage Event:

(a) $2,500,000 and Above. If the cost of repairing and/or replacing the portion of the Property affected by such Damage Event will be $2,500,000.00 or more (as determined by an architect or general contractor mutually acceptable to Purchaser and Seller), then Purchaser will have the right, upon notice in writing to Seller delivered within ten (10) days after Seller gives Purchaser written notice of such Damage Event, to: (i) receive a credit at Closing in an amount equal to any and all insurance policy deductibles applicable to Seller in connection with such Damage Event, and receive an assignment of Owner’s and Tenant’s rights to insurance proceeds, if any (and Seller will cooperate with Purchaser to ascertain within the ten (10) day period described above whether and to what extent such insurance will apply to the Damage Event); provided, however, that if Purchaser receives insurance proceeds in excess of the amount necessary to repair or replace such portion of the Property affected by the Damage Event (taking into account the credit received at the Closing), Purchaser will refund any such excess insurance proceeds to Owner; or (ii) terminate this Agreement.

(b) Under $2,500,000. If the cost of repairing and/or replacing the portion of the Property affected by such Damage Event will be less than $2,500,000.00 (as determined by an architect or general contractor mutually acceptable to Purchaser and Seller), then the following will apply: (i) if as a result of the Damage Event, the Property cannot be or is not operated in accordance with historical standards (such as, for example, the Property is not open to the public or access to the Property (whether for pedestrians or vehicles) is materially impaired, then Seller shall repair and/or replace the portion of the Property affected by such Damage Event and the Closing will be delayed until the fifth (5th) Business Day following date that the Property is again operated in accordance with historical standards; provided, however, that such delay in the Closing Date will not exceed ninety (90) days, and if such delay exceeds ninety (90) days, Purchaser will have the option, upon notice in writing to Seller delivered within ten (10) days after the expiration of such ninety (90) day period, to terminate this Agreement; or (ii) if, after such Damage Event, the Property continues to be operated in a manner consistent with historical standards, then at Seller’s election, Seller can either (A) repair and/or replace the portion of the Property affected by such Damage Event and extend the Closing Date until the date that is five (5) Business Days following the date that Seller completes such repair and/or such replacement (provided, however, such delay in the Closing Date will not exceed ninety (90) days, and if such delay exceeds ninety (90) days, Purchaser will have the option, upon notice in writing to Seller delivered within ten (10) days after the expiration of such ninety (90) day period, to terminate this Agreement) or (B) proceed to the Closing and provide Purchaser with a credit at the Closing in the amount necessary to repair and/or replace the portion of the Property affected by the

Damage Event, as such amount is determined by an architect or general contractor mutually acceptable to Purchaser and Seller.

10.4 Arbitration. In the event of any dispute under Section 10.3 of this Agreement concerning the selection of an architect or engineer, either party shall have the right to submit such dispute to arbitration in the City of New York under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) (presently Rules 56 through 60 and, to the extent applicable, Section 19); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 57 shall be returned within 5 days from the date of mailing; (ii) the parties shall notify the AAA by telephone, within 4 days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the AAA and was not objected to in accordance with the second paragraph of Rule 57; (iii) the Notice of Hearing referred to in Rule 58 shall be 4 days in advance of the hearing; (iv) the hearing shall be held within 5 days after the appointment of the arbitrator; (v) except as set forth in the next grammatical paragraph, the arbitrator shall have no right to award damages; and (vi) the decision and award of the arbitrator shall be final and conclusive on the parties. THE TIME PERIODS SET FORTH IN THIS SECTION 10.4 ARE OF THE ESSENCE. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized to enter judgment for the appearing party.

The arbitrators conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from, or otherwise modify such provisions. Seller and Purchaser agree to sign all documents and to do all other things necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the AAA rules and applicable law. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least 10 years experience in a calling connected with the matter of the dispute. Seller and Purchaser shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section 10.4, and the expenses and fees of the arbitrators selected shall be shared equally by Seller and Purchaser. Notwithstanding any contrary provisions hereof, Seller and Purchaser agree that, except with respect to a finding that consent was withheld arbitrarily or in bad faith, (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor shall either party be entitled to recover, any damages. Neither party shall have ex parte communications with any arbitrator selected under this Section 10.4 following his or her selection and pending completion of the arbitration hereunder.

10.5 Termination by Purchaser. In the case of any termination by Purchaser pursuant to this Section 10, Purchaser shall be entitled to the return of the Earnest Money and this Agreement shall be of no further force or effect, except as expressly set forth herein.

10.6 Risk of Loss. Subject to the provisions of this Section 10, the risk of loss or damage to the Property will remain with Seller until the Closing.

SECTION 11. DEFAULT.

11.1 Default by Seller. If (i) Seller shall default in any of its material obligations to be performed on the Closing Date or (ii) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Seller, Purchaser shall have the right to elect, as its sole remedies, to (A) terminate this Agreement by written notice to Seller, promptly after which the Earnest Money shall be returned to Purchaser (provided Purchaser is not in default in any material respect hereunder), and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses incurred in connection with this Agreement, not to exceed $500,000 in the aggregate, (B) waive the condition and proceed to close the transaction, or (C) seek specific performance of this Agreement by Seller and Seller shall reimburse Purchaser for its actual, reasonable, third-party costs and expenses incurred in enforcing such remedy; provided, however, that as a condition precedent to Purchaser exercising any right it may have to bring an action for specific performance as the result of Seller’s failure or refusal to perform its obligations hereunder, Purchaser must commence such an action within sixty (60) days after Purchaser has Knowledge of such default. Purchaser agrees that its failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by it of its right to commence such an action. Notwithstanding the foregoing, if Seller or the sellers under any Related Agreement intentionally breaches or intentionally fails to take an action solely within the control of Seller or such other seller(s) that Seller or such other seller(s) is/are obligated to take under this Agreement or any Related Agreement and as a result thereof Purchaser’s ability to close the transaction contemplated under this Agreement or any Related Agreement is materially impaired, Purchaser shall have the right to commence a suit against Seller and/or such other seller(s) for monetary damages in an amount not to exceed Five Million Dollars ($5,000,000) in the aggregate, as liquidated damages, it being understood that Purchaser’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND BY THEIR INITIALS IMMEDIATE BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER’S INITIALS	PURCHASER’S INITIALS

OWNER’S INITIALS

11.2 Default by the Purchaser. If (i) Purchaser shall default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other material obligations to be performed on the Closing Date, or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Purchaser, then Seller’s sole and exclusive remedy shall be to cause Title Company to deliver the Earnest Money to Seller, the amount thereof being fixed as liquidated damages, it being understood that Seller’s actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties’ best current estimate of such. Seller shall have no other remedy for any other default by Purchaser.

SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

SELLER’S INITIALS	PURCHASER’S INITIALS

OWNER’S INITIAL’S

11.3 Representations and Warranties; No Consequential Damages. Seller shall have no liability to Purchaser for a breach of any representation or warranty unless the valid claims for all such breaches collectively aggregate more than $100,000.00, in which event the full amount of such valid claims shall be actionable (except with respect to any breach resulting from the intentional action or failure to act (where there is a duty to act) of Owner or Tenant, in which event the full amount of such valid claims shall be actionable, regardless of the aggregate cost), provided, however, that Purchaser hereby agrees that the maximum aggregate liability of Seller and the other sellers under the Related Agreements, in connection with, arising out of or in any way related to a breach by Seller or such related sellers under this Agreement, the Related Agreements or any document or conveyance agreement in connection with a breach of Seller’s Property Representations under this Agreement or the Related Agreements after the Closing shall be $2,500,000 plus Purchaser’s actual and reasonable third-party costs and expenses incurred in enforcing such remedy, not to exceed $500,000 (less any amounts previously reimbursed by the sellers under one or more of the Related Agreements for the actual, reasonable, third party costs and expenses of the purchasers thereunder), in the aggregate. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit. Purchaser and Seller acknowledge that in no event shall either party be liable to the other party hereunder for lost profits, diminution in value, or consequential, incidental or punitive damages of any kind.

SECTION 12. MISCELLANEOUS.

12.1 Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary (including, without limitation, Section 2.5), from and after the Closing, (i) Seller shall indemnify and hold harmless Purchaser and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Purchaser (collectively, the “Purchaser Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) events or contractual obligations, acts, or omissions of Owner or Tenant that occurred in connection with the ownership or operation of the Property prior to the Closing Date and for which Purchaser did not receive a credit at Closing in the full amount of such liability, (B) any damage to property or injury to or death of any person occurring on or about or in connection with the Property or any portion thereof at any time or times prior to the Closing Date for which Owner, Tenant or Manager did not have adequate insurance on the date of Closing, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Seller hereunder or in any certificate delivered by Seller hereunder, and (ii) Purchaser shall indemnify and hold harmless Seller and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Seller (collectively, the “Seller Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) to the extent arising out of (A) events, contractual obligations, acts or omissions of Purchaser for which Purchaser did receive a credit at Closing in the full amount of such liability that occur in connection with the ownership or operation of the Property on or after the Closing Date, or (B) any damage to property or injury to or death of any person occurring on or about the Property or any portion thereof on or at any time or times after the Closing Date, or (C) subject to the limitations set forth herein, a breach of any representation or warranty made by Purchaser hereunder or in any certificate delivered by Purchaser hereunder. The provisions of this Section 12.1 shall survive the Closing and the termination of this Agreement.

12.2 Indemnification Procedure for Third Party Claims. In the case of any claim asserted by a third party which claim is subject to indemnification by the either party hereunder, (a “Third-Party Claim”), the party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) promptly after has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder except to the extent materially prejudiced by such failure), and Indemnitee shall permit the Indemnitor, at its sole expense, to assume the defense of any such Third-Party Claim, provided that Indemnitee may participate in such defense or administration at Indemnitee’s sole expense (provided, however, that if a conflict of interest exists such that separate counsel must be engaged by Indemnitee and the Indemnitor, the Indemnitor shall be responsible for the reasonable fees and costs for such counsel for Indemnitee). The Indemnitor, in the defense of any such Third-Party Claim, shall not, except with the consent of Indemnitee, which Indemnitee agrees will not be unreasonably withheld, conditioned or delayed with respect to a monetary settlement, judgment or relief, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee or (b) pursue any course of defense of any such Third-Party Claim subject to indemnification hereunder if Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect Indemnitee, its direct or indirect owners, the use of the Property or Interest to which the Third-Party Claim relates. In addition, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain, then Indemnitee agrees that if requested by the Indemnitor, Indemnitee will, at its sole expense, assume defense of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that the Indemnitor does not accept the defense of any matter as above provided, Indemnitee shall have the full right to defend against any such Third-Party Claim or demand and shall be entitled to settle or agree to pay in full such Third-Party Claim or demand, in its sole discretion. In any event, the Indemnitor and Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it. Acceptance of the defense of any Third-Party Claim or of the administration of any Third-Party Claim by the Indemnitor shall be without prejudice to the Indemnitor’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide an indemnity, either in whole or in part, with respect to such Third-Party Claim. In the event that the Indemnitor asserts that it is not obligated to provide an indemnity to Indemnitee with respect to a Third-Party Claim, Indemnitee shall have the right to defend such Third-Party Claim, and if the Indemnitor is adjudicated liable for indemnifying Indemnitee, the Indemnitor shall reimburse Indemnitee for its out-of-pocket expenses in defending such Third-Party Claim and all settlements and judgments reasonably incurred as a result of such Third-Party Claim.

12.3 Brokerage Commissions. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, other than Eastdil Realty (the “Broker”). Seller agrees to pay any commission or other compensation due the Broker in accordance with a separate written agreement with the Broker. The foregoing sentence is not intended to create any third party beneficiary rights. Seller and Purchaser each hereby indemnify, protect and defend and hold the other and, as applicable, the Seller Indemnitees or Purchaser Indemnitees, harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, finder, or other such party claiming by, through or under the acts or agreements of the indemnifying party, other than the Broker. Seller hereby indemnifies, protects and defends and holds Purchaser and the Purchaser Indemnitees harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of Broker. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties pursuant to this Section 12.4 shall survive the Closing or any termination of this Agreement.

12.4 Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

Purchaser:	DiamondRock Hospitality Company 10400 Fernwood Road, Suite 300 Bethesda, Maryland 20817 Attn: Mark W. Brugger Telecopier No.: (301) 380-6850

With a copy to:	DiamondRock Hospitality Company 10400 Fernwood Road, Suite 300 Bethesda, Maryland 20817 Attn: Michael Schecter Telecopier No.: (301) 380-6850

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Attn: Steven D. Klein Telecopier No.: (212) 728-9221

Seller:	BCM/CHI Worthington Owner, LLC c/o Blackacre Capital Management, LLC 299 Park Avenue New York, New York 10171 Attn: Ronald Kravit Telecopier No.: (212) 909-1400

Tenant:	BCM/CHI Worthington Tenant, Inc. c/o Blackacre Capital Management, LLC 299 Park Avenue New York, New York 10171 Attn: Ronald Kravit Telecopier No. (212) 909-1400

With a copy to:	Katten Muchin Zavis Rosenman 525 West Monroe Street Chicago, Illinois 60661-3693 Attn: Nina B. Matis, Esq. Telecopier No.: (312) 902-1061

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, (ii) by facsimile transmission with proof of transmission by mail, (iii) delivered by Federal Express or other nationally recognized overnight courier, or (iv) three (3) Business Days after being deposited in the U.S. Mail by registered or certified mail, return receipt requested, postage prepaid.

12.5 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Notwithstanding anything to the contrary herein, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns, directly or indirectly, no less than a fifty percent (50%) controlling interest provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder.

12.6 Construction. Each party hereto and its counsel has reviewed and revised (or requested revisions of) this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement.

12.7 Time Periods. Any time period hereunder which expires on, or any date hereunder which occurs on, a Saturday, Sunday or legal United States holiday, shall be deemed to be postponed to the next Business Day. The first day of any time period hereunder which runs “from” or “after” a given day shall be deemed to occur on the day subsequent to that given day.

12.8 Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several paragraphs and sections hereof.

12.9 Time. Time is of the essence in respect of the Outside Closing Date as set forth in Section 3 of this Agreement.

12.10 Gender and Number. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

12.11 Attorneys’ Fees and Legal Expenses. Should either party hereto institute any action or proceeding in court to enforce any provision hereof or for damages by reason of any alleged breach of any provision of this Agreement or for any other judicial remedy, the prevailing party shall be entitled to receive from the losing party all reasonable attorneys’, fees and all court costs and expenses in connection with said proceeding.

12.12 Counterparts. This Agreement, and any document executed pursuant to the provisions hereof, may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.13 Complete Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or discharged orally, nor may any waivers or consents be given orally, and every such modification, discharge, waiver or consent shall be in writing and signed by the party against which enforcement hereof is sought.

12.14 Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

12.15 No Offer. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Purchaser shall have any rights or obligations hereunder unless and until both parties have signed and delivered an original of this Agreement.

12.16 Facsimile Signature. For the purposes of execution of this Agreement, any signed document transmitted by facsimile machine (fax) shall be treated in all manner and respects as an original document, including, without limitation, having the same binding effect, and the signature of any party on any document transmitted by fax shall be considered an original signature. Extensions of any time periods set forth herein (including, without limitation, adjournment of the Closing Date) may be delivered by email.

12.17 Limitation of Liability. Subject to the terms of the Joinder of Capital Hotel Investments, LLC, a Delaware limited liability company, attached hereto, neither Seller nor any present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Seller or any affiliate of such parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser, on its behalf and on behalf of its successors and assigns and, without limitation, all other Persons, shall look solely to the assets of Seller for the payment of any claim or for any performance, and Purchaser hereby waives any and all such personal liability. For purposes of this Section 12.17, no negative capital account or any contribution or payment obligation of any present or future direct or indirect partner, member, manager, director, officer or shareholder of Seller in Seller shall constitute an asset of Seller. The limitations of liability contained herein are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. Neither Purchaser nor any present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Purchaser or any affiliate of such parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, on its behalf and on behalf of its successors and assigns and, without limitation, all other Persons, shall look solely to the assets of Purchaser for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability. For purposes of this Section 12.18, no negative capital account or any contribution or payment obligation of any present or future direct or indirect partner, member, manager, director, officer or shareholder of Purchaser in Purchaser shall constitute an asset of Purchaser. The limitations of liability contained herein are in addition to, and not in limitation of, any limitation on liability applicable to Purchaser provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

12.18 Safe Deposit Boxes. On the Closing Date, Seller shall cause the delivery to Purchaser of all of Tenant’s or Owner’s keys to the safe deposit boxes in the hotel operated from the Real Property, together with all receipts and agreements relating to such safe deposit boxes. Tenant and Owner shall be deemed to have delivered the same to the extent such materials are in Manager’s possession on the Closing Date. Immediately after the Closing Date, Purchaser shall send written notices to those Persons who have safe deposit boxes, advising them of the sale of the Property to Purchaser and requesting the removal and verification of the contents of their safe deposit boxes within three (3) days after the Closing Date and advising that such boxes may be opened if no response is made within such period. Seller shall have a representative at the Property during such period. All such removals and verifications during said three (3) days shall be under the supervision of a representative or representatives to be agreed upon between Purchaser and Seller. The boxes of guests who have not responded to such written notice by so removing and verifying the contents thereof shall remain unopened and shall be listed at the end of such three (3) day period, which list shall be signed by Seller’s and Purchaser’s respective representatives. The boxes of guests who have not responded shall be opened at the end of the third (3rd) day after the Closing Date in the presence of a representative or representatives to be agreed upon between Purchaser and Seller and the contents recorded. Any such contents so recorded and thereafter remaining in the hands of Manager or Purchaser and the contents of any unopened boxes shall be the responsibility of the Purchaser and Purchaser hereby agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. Seller shall remain responsible for any claims pertaining to property allegedly deposited in safe deposit boxes prior to the Closing Date, opened during the said three (3) day period but missing from said boxes when opened, and Seller agrees to indemnify and hold the Purchaser Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. This Section 12.18 shall survive the Closing or termination of this Agreement.

12.19 Baggage. On the Closing Date, representatives of Purchaser and Seller shall take an inventory of (i) all baggage, valises and trunks checked or left in the care of Tenant, Owner or Manager. From and after the Closing Date, Purchaser shall be responsible for all baggage and other items listed in said inventory, together with the contents thereof, and Purchaser agrees to indemnify and hold the Seller Indemnitees harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) arising in connection therewith. Anything herein to the contrary notwithstanding, all luggage or other property of guests retained by Seller as security for any accounts receivable, whether or not at the Property, on the Closing Date, shall not be included in the aforementioned inventory, but at Seller’s option may be left stored at the Property, without any charge or fee of any kind to Seller, and to the extent the same is not opened by Purchaser, without any liability to Purchaser, or, at its option, Seller may at or after the Closing Date, at its sole cost and expense, remove same from the Property and upon such removal Seller agrees to indemnify and hold the Purchaser Indemnities harmless from and against any and all losses, costs, liens, claims, liabilities or damages (including, but not limited to, reasonable attorneys’ fees and disbursements) on account thereof. This Section 12.19 shall survive the Closing or termination of this Agreement.

[SIGNATURES ON SEPARATE SIGNATURE PAGE FOLLOWING]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:			PURCHASER:

BCM/CHI WORTHINGTON OWNER, L.P., a Delaware limited partnership			DIAMONDROCK HOSPITALITY COMPANY, a Maryland corporation

By:	BCM/CHI Worthington SPC, Inc., a Delaware corporation, its sole general partner

	By:	/s/ Jeffrey B. Citrin	By:	/s/ Mark W. Brugger
	Name:	Jeffrey B. Citrin	Name:	Mark W. Brugger
	Title:	Vice President	Title:	Chief Financial Officer and Executive Vice President

BCM/CHI WORTHINGTON TENANT, INC., a Delaware corporation

By:	/s/ Jeffrey B. Citrin
Name:	Jeffrey B. Citrin
Title:	Vice President

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